Exhibit 4.9

PMA CAPITAL CORPORATION

TO

U.S. BANK NATIONAL ASSOCIATION, TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 15, 2004

$15,000,000

6.50% SENIOR SECURED CONVERTIBLE DEBENTURES

DUE SEPTEMBER 30, 2022

1 This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) is made as of the 15th day of November, 2004, by and between PMA CAPITAL CORPORATION, a company duly organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the “Company”), having its principal executive office located at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (hereinafter called the “Trustee”), having its Corporate Trust Office located at 225 Asylum Street, Hartford, Connecticut 06103.

WITNESSETH:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of November 15, 2004, (the “Original Indenture”), with U.S. Bank National Association and the First Supplemental Indenture, dated as of November 15, 2004 (the “First Supplemental Indenture”) pursuant to which the Company’s publicly issued debentures in the aggregate principal amount of $84,140,000 with terms identical to the Debentures to be issued hereby were issued (the “Publicly Issued Debentures”);

WHEREAS, the Original Indenture as amended and supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, a new series of Securities may at any time be established in or pursuant to a resolution of the Board of Directors of the Company and set forth in an Officer’s Certificate in accordance with the provisions of the Original Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company desires to (a) add additional Events of Default for the benefit of the Holders of all series of Securities (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)), (b) add additional covenants of the Company, (c) establish the form and terms of a new series of Securities, (d) provide whether certain Articles of the Indenture will apply to all series of Securities, including the Debentures established hereby (except as may be provided in a Future Supplemental Indenture) and (e) otherwise amend and supplement the Original Indenture as set forth herein;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions
Section 1.01 Definitions.

The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“ACL RBC” means “authorized control level risk based capital” as then defined and calculated in accordance with the Risk Based Capital (RBC) for Insurers Model Act of the National Association of Insurance Commissioners.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing: (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3) investments in demand accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (3) above;

(5) investment in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (4) above.

“Collateral Agent” means, U.S. Bank National Association, in its capacity as collateral agent under the Collateral Agent Agreement and its permitted successors and assigns.

“Collateral Agent Agreement” means the Collateral Agent Agreement dated as of November 15, 2004 by and among the Company, U.S. Bank National Association, as Collateral Agent, the Trustee for the Debentures, the trustee for the Publicly Issued Debentures and the trustee for the Company’s 8.50% Monthly Income Senior Notes due 2018, as such may be amended from time to time in accordance with the terms of the Indenture and the Collateral Agent Agreement.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (which, for greater clarity, excludes interest on funds held under reinsurance contracts), including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Rate Hedging Agreements; (c) all capitalized interest; (d) the interest portion of any deferred payment obligation; and (e) imputed interest with respect of Attributable Debt; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax items classified as extraordinary gains or losses;

(2) solely for purposes of Section 3.05 of this Second Supplemental Indenture, the net income of any Person prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(3) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash (or to the extent immediately converted to cash) dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

(5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Currency Hedge Obligations” means, at any time as to the Company and its Restricted Subsidiaries, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

“Distributable Amount” means, with respect to the Company at the last day of any fiscal quarter, (a) the maximum amount of cash that the then Insurance Subsidiaries could have distributed directly to the Company as a dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon as of such date (calculated as if such date were the relevant test date for determining compliance with applicable Insurance Laws) without prior governmental approval (or any required passage of time in nondisapproval states) and which is not prohibited, directly or indirectly, by the terms of any charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or government regulation applicable to such Insurance Subsidiaries unless any such restriction has been legally waived, plus (b) the amount of any dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon paid during the four fiscal quarters coming immediately prior to the date of determination by the Insurance Subsidiaries to the Company to the extent that such dividend, distribution, repayment of intercompany indebtedness or payment of interest thereon reduces the amount described in clause (a) that could be distributed at the date of determination; provided that in making any determination of the Distributable Amount to Consolidated Fixed Charges Coverage Ratio, any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any amount which such Restricted Subsidiary could have distributed to such Person as a dividend to such Person that is attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the four fiscal quarters occurring immediately prior to the date of testing) occurring during the four quarter period immediately prior to the date of such testing, shall be given effect to as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period.

“Distributable Amount to Consolidated Fixed Charge Coverage Ratio” means, at any time, the ratio of the Distributable Amount on the last day of the most recently ended fiscal quarter for which financial statements are available to Consolidated Fixed Charges of the Company during the four full fiscal quarters (the “Four Quarter Period”) ending prior to such time for which financial statements are available. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, Transaction Date means the date of the incurrence, repayment, asset sale, disposition or Asset Acquisition, as applicable, giving rise to the need to calculate the Distributable Amount to Consolidated Fixed Charge Coverage Ratio.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Distributable Amount to Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Hedging Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Extraordinary Dividends” means any dividends that are defined as Extraordinary Dividends pursuant to Section 991.1405 of the Pennsylvania Insurance Statutes.

“Equity Offering” means any underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to a registration statement filed pursuant to the Securities Act or any private placement of Capital Stock (other than Disqualified Capital Stock) of the Company (other than to any Person who, prior to such private placement, was an Affiliate of the Company) which offering or placement is consummated after the Issue Date.

“GAAP” means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

“Incur” means issue, assume, guarantee or otherwise become liable for.

“Independent Financial Advisor” means a firm (which may be a broker-dealer): (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or any of its Affiliates (other than ownership of less than 5% of any class of publicly traded securities of the Company or any of its Affiliates); and (2) which is otherwise independent of the Company and qualified to perform the task for which it is to be engaged.

“Insurance Law” means any applicable law, statute, rule, regulation, judgment or agreement with any regulatory authority that regulates the provision of insurance or reinsurance.

“Insurance Subsidiary” means any Subsidiary of the Company that is regulated as an insurance company under applicable Insurance Laws or as an equivalent entity under corresponding applicable foreign law or regulation, or otherwise holds itself out as a provider of insurance or reinsurance.

“Interest Rate Hedging Agreements” means, with respect to the Company and its Restricted Subsidiaries, the obligations of such Persons under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect any such Person or any of its Subsidiaries against fluctuations in interest rates.

“Invested Assets” means, with respect to any Person that is an insurance company that files statutory financial statements with any governmental authority, the amount to be shown on the line item “Cash and Invested Assets” (or any equivalent line item(s) setting forth the type of assets that would be reflected in the line item “Cash and Invested Assets” on the Issue Date) on such insurance company’s balance sheet included in its most recent statutory financial statements filed with such governmental authority.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be an Investment.

For purposes of Section 3.05 of this Second Supplemental Indenture:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and,

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Issue Date” means the date on which the Debentures are originally issued.

“Maturity Date” means September 30, 2022.

“Net Cash Proceeds” means with respect to any sale of Capital Stock, cash proceeds of such sale net of attorneys’ fees, accountants’ fees, underwriting or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such sale and net of taxes paid or payable as a result thereof, as and where received.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a guarantor of the Securities is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Securities and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of two million dollars ($2,000,000) at any one time outstanding;

(5) Currency Hedge Obligations and Interest Rate Hedging Agreements entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments the payment for which is solely Qualified Capital Stock of the Company;

(8) Investments by any Insurance Subsidiary constituting Invested Assets and made in compliance with Insurance Laws, including Investments determined subsequent to acquisition not to comply with applicable Insurance Laws so long as such noncompliance is cured within 30 days of the chief investment officer of the Company or the applicable Subsidiary becoming aware of such noncompliance; provided that (a) no more than 15% of Invested Assets may be in persons that are Affiliates of the Company and (b) if, as a result of any direct or indirect action by the Company such Person becomes an Affiliate of the Company then any such Investment in such Person pursuant to this clause (8) that was made prior to the date such Person became an Affiliate of the Company shall be deemed to have been made on the date and immediately after such Person became an Affiliate of the Company;

(9) any Investment that replaces, refinances or refunds an Investment existing on the Issue Date, provided that such Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded; and

(10) other Investments not to exceed ten million dollars ($10,000,000) at any one time outstanding.

“Pooled Companies” means (Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company).

“QIB” means a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Ratio Test” means the Distributable Amount to Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

“Restricted Subsidiary” means any Subsidiary of the Company that at the time of determination is not an Unrestricted Subsidiary.

“Securities” means, for the purpose of this Second Supplemental Indenture only, the Debentures.

“Unrestricted Subsidiary” of any Person means:

(1)  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)  The Company certifies to the Trustee that such designation complies with Section 3.05 of this Second Supplemental Indenture; and

(2)  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 3.05 of this Second Supplemental Indenture, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 3.05 of this Second Supplemental Indenture. As of the Issue Date, there are no Unrestricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary only if:

(1)  immediately after giving effect to such designation, the Ratio Test shall be met; and

(2)  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of a board resolution of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares) is owned, directly or indirectly, by the Company or one or more Subsidiaries of which all the outstanding Voting Stock are owned by the Company or by any of its Wholly Owned Restricted Subsidiaries.
Section 1.02 Certain Terms Defined in the Indenture.

(a) Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of all Securities, including the Debentures, Section 1.1 of the Original Indenture shall be amended by adding the following new definitions:

“Class A Common Stock” means the Company’s Class A Common Stock, par value $5.00 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission thereunder.

“NYSE” means The New York Stock Exchange, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the Class A Common Stock is not listed on the NYSE, on the principal other national or regional securities exchange on which the Class A Common Stock then is listed or, if the Class A Common Stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the Class A Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the Class A Common Stock is then traded.

(b) Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of all Securities, including the Debentures, Section 1.1 of the Original Indenture shall be amended by deleting the definition of “Original Issue Discount Security” in its entirety and replacing such definition with the following:

“Original Issue Discount Security” means a Security issued pursuant to this Indenture that is treated as having original issue discount within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.1273-1(c)(a).

(c) Definitions of the following terms in this Second Supplemental Indenture may be found in the Sections of the Indenture indicated (or this Second Supplemental Indenture where indicated) as follows:

Term	Defined in Section
“Additional Collateral”	Section 1.03(a) of this Second Supplemental Indenture
“Affiliate Transaction”	Section 3.07 of this Second Supplemental Indenture
“A.M. Best”	Section 1.03(a) of this Second Supplemental Indenture
“Amendment”	Section 16.7
“Applicable Stock”	Section 2.02(g)(ii) of this Second Supplemental Indenture
“Asset Sale”	Section 13.2(b)
“Asset Sale Purchase Date”	Section 13.2(b)
“Asset Sale Purchase Notice”	Section 13.2(d)
“Asset Sale Purchase Price”	Section 13.2(b)
“Cash Amount”	Section 16.13(a)
“Cash Settlement Averaging Period”	Section 16.13(a)
“Cash Settlement Notice Period”	Section 16.13(a)
“cash”	Section 13.3
“Change of Control”	Section 13.2(a)
“Change of Control Purchase Date”	Section 13.2(a)
“Change of Control Purchase Notice”	Section 13.2(d)
“Change of Control Purchase Price”	Section 13.2(a)
“Collateral”	Section 1.03(a) of this Second Supplemental Indenture
“Collateral Companies”	Section 1.03(a) of this Second Supplemental Indenture

“Conversion Agent”	Section 2.02(c) of this Second Supplemental Indenture
“Conversion Obligation”	Section 16.13(a)
“Conversion Price”	Section 2.02(h) of this Second Supplemental Indenture
“Conversion Rate”	Section 16.1(b)
“Conversion Retraction Period”	Section 16.13(a)
“Conversion Value”	Section 16.1(b)
“Current Market Price”	Section 16.3(g)
“Debentures”	Section 2.01(a) of this Second Supplemental Indenture
“Depositary”	Section 2.01(a) of this Second Supplemental Indenture
“Distributed Assets”	Section 16.3(d)
“Excess Amount”	Section 16.3(e)
“Excess Tender Amount”	Section 16.3(f)
“Ex-Dividend Time”	Section 16.1(d)
“Expiration Time”	Section 16.3(f)
“Fair Market Value”	Section 16.3(g)
“First Supplemental Indenture”	Recitals of this Second Supplemental Indenture
“Future Supplemental Indenture”	Recitals of this Second Supplemental Indenture
“Indenture”	Recitals of this Second Supplemental Indenture
“Measurement Period”	Section 16.1(b)

“Non-Electing Share”	Section 16.4
“Original Indenture”	Recitals of this Second Supplemental Indenture
“Paying Agent”	Section 2.02(c) of this Second Supplemental Indenture
“Permitted Indebtedness”	Section 3.10 of this Second Supplemental Indenture
“Permitted Lien”	Section 3.10 of this Second Supplemental Indenture
“Purchase Date”	Section 13.1
“Purchase Notice”	Section 13.1
“Purchase Price”	Section 13.1
“Record Date”	Section 16.3(g)
“Reference Period”	Section 16.3(d)
“Released Interest”	Section 1.04 of this Second Supplemental Indenture
“Restricted Securities”	Section 2.02(i) of this Second Supplemental Indenture
“Sale Price”	Section 16.1(b)
“Spin-Off”	Section 16.3(d)
“transfer”	Section 2.02(i) of this Second Supplemental Indenture
“Trigger Event”	Section 16.3(d)
Section 1.03  Grant of Security Interest in Collateral and Additional Collateral.

(a) The Company does hereby grant to the Trustee, as trustee for the benefit of the Holders of the Debentures, a first priority Lien and security interest, equal and ratable with a Lien and security interest in favor of the trustee for the holders of the Company’s Publicly Issued Debentures and the trustee for the Company’s 8.50% Monthly Income Senior Notes due 2018, in and to 20% of the outstanding Capital Stock of the Company’s Significant Subsidiaries (such companies, collectively, the “Collateral Companies”), and all rights and privileges of the Company with respect thereto, including all dividends, distributions and other payments with respect thereto and in and to all proceeds thereof (the

“Collateral”) to have and to hold in trust to secure the payment of principal of and premiums, if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts, including fees and expenses of the Collateral Agent, due and owing to the Trustee) owing in respect of the Debentures equally and ratably, with the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018, without prejudice, preference, priority or distinction, except as expressly provided in the Indenture (and the indenture for the Company’s Publicly Issued Debentures and the indenture for the Company’s 8.50% Monthly Income Senior Notes due 2018), and to secure performance by the Company of all the Company’s obligations under the Indenture (equally and ratably with the Company’s obligations with respect to the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018), all as provided for in this Indenture (and the indenture for the Company’s Publicly Issued Debentures and the indenture for the Company’s 8.50% Monthly Income Senior Notes due 2018). Additionally, if the financial strength ratings of the Pooled Companies from A.M. Best Company, Inc. (“A.M. Best”) are not at least “A-” on December 31, 2005, or if the financial strength ratings of the Pooled Companies from A.M. Best are reduced to below “B++” prior to December 31, 2005, the Company does hereby grant to the Trustee, as trustee for the benefit of the Holders of the Debentures, a first priority Lien and security interest equal and ratable with a Lien and security interest in favor of the trustee for the holders of the Company’s Publicly Issued Debentures and the trustee for the holders of the Company’s 8.50% Monthly Income Senior Notes due 2018, in and to the remaining outstanding Capital Stock of the Collateral Companies and all rights and privileges of the Company with respect thereto, including all dividends, distributions and other payments with respect thereto and all proceeds thereof, (“Additional Collateral”) to have and to hold in trust to secure the payment of principal of and premiums if any, and interest on, and any other amounts (including all fees, expenses, counsel fees and other amounts, including fees and expenses of the Collateral Agent, due and owing to the Trustee) owing in respect of the Debentures, equally and ratably with the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018, without prejudice, preference, priority or distinction, except as expressly provided in the Indenture (and the indenture for the Company’s Publicly Issued Debentures and the indenture for the Company’s 8.50% Monthly Income Senior Notes due 2018), and to secure performance by the Company of the Company’s obligations under this Indenture (equally and ratably with the Company’s obligations with respect to the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018) with respect to the Debentures and the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018, all as provided for under the Indenture (and the indenture for the Company’s Publicly Issued Debentures and the indenture for the Company’s 8.50% Monthly Income Senior Notes due 2018).

The Trustee, as trustee on behalf of the Holders of the Debentures, acknowledges this grant, accepts the trusts hereunder in accordance with the provisions hereof and agrees to perform its duties herein required and agrees that subject to the provisions of the Collateral Agent Agreement, the Trustee holds the Collateral and the Additional Collateral in trust for the benefit of the Holders of the Debentures.

(b) The Company will file, and the Trustee and the Collateral Agent are hereby authorized to file, such financing statements and continuation statements, and perform such acts necessary or desirable to perfect and maintain a first priority security interests in the Collateral and the Additional Collateral granted in Section 1.03(a) of this Indenture. In the case of any Additional Collateral, the Company shall do all such things within 90 days of December 31, 2005 or such earlier date as the financial strength ratings of the Pooled Companies from A.M. Best are reduced to below B++.

(c) Each Holder, by accepting a Debenture, agrees to all of the terms and provisions of the Collateral Agent Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral and the Additional Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof, and authorizes and directs the Trustee, acting through the Collateral Agent, to perform its obligations and exercise its rights under the Collateral Agent Agreement in accordance therewith; provided, however, that if any provisions of the Collateral Agent Agreement limit, qualify or conflict with the duties imposed by the provisions of the Trust Indenture Act, the Trust Indenture Act will control.

(d) As more fully set forth in, and subject to the provisions of, the Collateral Agent Agreement, the Holders, and the Trustee and the Collateral Agent on behalf of such Holders, will have rights in and to the Collateral and the Additional Collateral that are subject to the rights that have been or may be created in favor of the holders of other Indebtedness and obligations of the Company.

(e) As among the Holders, the Collateral and the Additional Collateral shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other.

(f) In the event the Trustee acts as Collateral Agent, the Trustee (i) shall not be deemed to have breached its fiduciary duty as Trustee to the Holders as a result of the performance of its duties as Collateral Agent to the extent it acts in compliance with the Collateral Agent Agreement and (ii) shall not be liable to the Holders for any such action or inaction. The rights and interests created under this Indenture shall be subject to the terms of the Collateral Agent Agreement.

(g) The Company will do or cause to be done all such acts and things as may be required by the provisions of the Collateral Agent Agreement to which it is a party, to assure and confirm to the Trustee and the Collateral Agent, the Liens on the Collateral and the Additional Collateral contemplated by the Indenture and the Collateral Agent Agreement to which it is a party, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Debentures secured thereby, as applicable, according to the intent and purposes herein and therein expressed. The Company will take all actions required pursuant to the Indenture and the Collateral Agent Agreement to cause the Liens created pursuant to the Indenture to be valid, enforceable and perfected (except as expressly provided therein) Liens in and on all the Collateral and the Additional Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the equal and ratable benefit of the Holders of the Debentures, the holders of the Company’s Publicly Issued Debentures and the holders of the Company’s 8.50% Monthly Income Senior Notes due 2018 in accordance with the terms of the Indenture and the Collateral Agent Agreement. With respect to any proceeds that are cash or Cash Equivalents, the Company shall deposit such proceeds into an account under the control of the Collateral Agent in accordance with the provisions of the Collateral Agent Agreement.

Section 1.04 Release of Security Interest in Collateral and Additional Collateral.

(a) Additionally, in the event of a sale or other disposition of Collateral (or Additional Collateral) in compliance with the provisions of Section 3.04 of this Second Supplemental Indenture, upon satisfaction of the conditions set forth below, the Liens securing the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 will automatically terminate as to the assets sold on the date of their sale and as to the Net Cash Proceeds at the close of business on the Business Day immediately prior to any Asset Sale Purchase Date in accordance with the provisions set forth below.

The Company shall have the right to obtain automatic release of items of Collateral (and Additional Collateral) (the “Released Interest”) securing the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 subject to the provisions of Section 3.04 of this Second Supplemental Indenture upon compliance with the condition that the Company deliver to the Trustee and the Collateral Agent the following:

(i) a notice from the Company requesting the release of the Released Interests:

(1) Describing the proposed Released Interest and certifying that the purchase price received is at least equal to the fair market value of the Released Interest; and

(2) in the event that any assets other than cash or Cash Equivalents comprise a portion of the consideration received in such Asset Sale, specifically describing such assets;

(ii) an Officers’ Certificate stating that:

(1) (a) the stated fair market value of such Asset Sale of Collateral does not include the sale of assets other than the Released Interest and (b) such Asset Sale complies with the terms and conditions of Section 3.04 of this Second Supplemental Indenture with respect to Asset Sales;

(2) all Net Cash Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of Section 13.2(b) of the Indenture;

(3) all conditions precedent in the Indenture relating to the release in question have been complied with; and

(4) no Default or Event of Default has occurred or would occur immediately prior to or immediately after such release;

(iii) evidence satisfactory to the Trustee that any consideration from the Asset Sale has been pledged to secure the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 in a manner that creates a perfected security interest therein of the same priority as the Collateral sold;

(iv) all documentation necessary to evidence the grant to the Trustee (or any collateral agent), on behalf of the Holders of the Debentures and perfection of a security interest in and Lien (of the same priority as the Lien on the assets subject to the Asset Sale) on all consideration other than Net Cash Proceeds received in such Asset Sale, if any, equal and ratable with a security interest in and Lien on such consideration in favor of the trustee for the holders of the Company’s Publicly Issued Debentures and the trustee for the Company’s 8.50% Monthly Income Senior Notes due 2018; and

(v) all documentation required by the Trust Indenture Act prior to the release of Collateral and the Additional Collateral by the Trustee.

(b) Any automatic release of items of Collateral (and Additional Collateral) securing the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 made in compliance with the provisions of this Section 1.04 and subject to Section 3.04 of this Second Supplemental Indenture shall not be deemed to impair the security under this Second Supplemental Indenture in contravention of the provisions hereof.
Section 1.05 Authorization of Actions to be Taken by Collateral Agent Under the Collateral Agent Agreement.

The Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Trustee and the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Agent Agreement and (b) collect and receive any and all amounts payable in respect of the obligations of the Company hereunder. The Trustee, directly or through the Collateral Agent, shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral and the Additional Collateral by any acts that may be unlawful or in violation of the Collateral Agent Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral and the Additional Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other government enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 1.06 Authorization of Receipt of Funds by the Trustee Under the Collateral Agent Agreement.

The Trustee, directly or through Collateral Agent, is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agent Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Collateral Agent Agreement.

Section 1.07 Authorization of Trustee to Enter into the Collateral Agent Agreement.

The Trustee, hereby agrees that it shall, upon the written request of the Company, enter into the Collateral Agent Agreement appointing a Collateral Agent to hold and enforce rights against the Collateral and Additional Collateral on behalf of the Trustee, the trustee for the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018. The Trustee and the Company may enter into amendments to the Collateral Agent Agreement without the consent of the Holders; provided, however, that the consent of the Holders shall be required for any amendment that would adversely affect the Holders’ rights in the Collateral or Additional Collateral.

ARTICLE II
6.50% Senior Secured Convertible Debentures
Section 2.01 Establishment.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 6.50% Senior Secured Convertible Debentures due September 30, 2022 (the “Debentures”).

There are to be authenticated and delivered Debentures, limited in aggregate principal amount of $15,000,000, and no further Debentures shall be authenticated and delivered except as provided by Section 2.3, 3.5, 3.6, 9.5 or 11.7 and Article 13 of the Original Indenture. The Debentures shall be issued in definitive fully registered form.

The Debentures shall be issued in the form of one or more global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Debentures shall be The Depository Trust Company.

The form of the Trustee’s Certificate of Authentication for the Debentures shall be in substantially the form set forth in Section 2.2 of the Original Indenture.

Each Debenture shall be dated the date of authentication thereof.

(b) Denominations. The Debentures may be issued in denominations of $1,000, or any integral multiple thereof.

(c) Global Securities. The Debentures will be issued in the form of one or more global Securities registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Debentures represented by the global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

Owners of beneficial interests in such a global Security will not be considered the Holders thereof for any purpose under the Indenture except Section 10.4, and no global Security representing a Debenture shall be exchangeable, except for another global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such global Security shall be exercised only through the Depositary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any global Security.

A global Security shall be exchangeable for Debentures registered in the names of Persons other than the Depositary or its nominee only as provided by Section 3.5 of the Original Indenture. Any global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debentures registered in such names as the Depositary shall direct.

(d) Interest Payment Date and Record Date. The Interest Payment Date for the Debentures is March 30 and September 30 of each year, beginning March 30, 2005. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Regular Record Date with respect to each Interest Payment Date is the close of business on the 15th calendar day preceding such Interest Payment Date.

(e) Definitive Debentures. Debentures issued in certificated form shall be substantially in the form of Exhibit A attached hereto, but without including the text referred to therein as applying only to global Debentures.

(f) Transfer. No service charge will be made for any registration of transfer or exchange of Debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Section 2.02 Terms of the Debentures.

The following terms relating to the Debentures are hereby established:

(a) Stated Maturity. The entire outstanding principal of the Debentures shall be due and payable, unless accelerated, redeemed or required to be repurchased pursuant to the Indenture, on September 30, 2022.

(b) Interest.

(i) The rate at which the Debentures shall bear interest shall be 6.50% per annum; the date from which interest shall accrue on the Debentures shall be the Issue Date, or the most recent Interest Payment Date to which interest has been paid or provided for. Interest shall be paid in cash. No contingent interest will be paid with respect to the Debentures.

(ii) If the Company elects to redeem, or the Holders elect to require the Company to repurchase, the Debentures on a date that is after the Regular Record Date and prior to the corresponding Interest Payment Date, the Company will pay accrued and unpaid interest, if any, on the Debentures to, but not including, the applicable Redemption Date, Purchase Date or Change of Control Purchase Date, as the case may be, to the holder of record on the Regular Record Date.

Except as provided below, if any Debentures are surrendered for conversion on any date other than an Interest Payment Date, the Holder of such Debentures will not be entitled to receive any interest, if any, that has accrued on such Debentures since the prior Interest Payment Date. By delivery to the Holder of the number of shares of Class A Common Stock or other consideration issuable upon conversion in accordance with Article 16 of the Indenture (as amended by Section 2.11 of this Second Supplemental Indenture), any accrued and unpaid interest on such Debentures will be deemed to have been paid in full.

All Holders agree, by their acceptance of a Debenture, that if a Holder of Debentures converts on a date after a Regular Record Date for an interest payment but prior to the corresponding Interest Payment Date, the Holder of such Debentures (subject to the right of Holders of record on the immediately preceding Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) will receive on that Interest Payment Date accrued and unpaid interest on such Debentures, but, at the time the Holder surrenders such Debentures for conversion, the Holder must pay the Company the interest that has accrued and will be paid on such Interest Payment Date. No such payment need be made with respect to Debentures that will be redeemed by the Company after a Regular Record Date but prior to the corresponding Interest Payment Date.

(iii) If the principal amount of or any portion of such principal amount of, or any interest, if any, on, any Debentures is not paid when due (whether upon acceleration pursuant to Section 5.2 of the Indenture or on the Stated Maturity or on Redemption Date, Purchase Date or Change of Control Purchase Date), then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the applicable interest rate, compounded semi-annually, which interest shall accrue from the date of such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

(c) Paying Agent and Conversion Agent. The Company shall maintain an office or agency where Debentures may be presented for purchase or payment (“Paying Agent”) and an office or agency where Debentures may be presented for conversion (“Conversion Agent”). The Company may have one or more additional Paying Agents and one or more additional Conversion Agents.

The Company shall enter into an appropriate agency agreement with any Paying Agent or Conversion Agent (other than the Trustee). The agreement shall implement the provisions of this Indenture that relate to such agent. If the Company fails to maintain a Paying Agent or Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.7 of the Indenture. The Company or any Subsidiary or an Affiliate of any of them may act as Paying Agent or Conversion Agent.

The Company initially appoints the Trustee as Conversion Agent and Paying Agent in connection with the Debentures. The Trustee shall be entitled to appropriate compensation for acting in such capacities.

(d) Place of Payment.

(i) The Place of Payment for the Debentures and the place or places where the Debentures may be surrendered for registration of transfer, exchange, repurchase, redemption or conversion and where notices may be given to the Company in respect of the Debentures is at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose. Payment of principal and interest, if any, on the Debentures will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (or shares as provided above or a combination of cash and those shares).

(ii) The Company will pay principal on (1) global Debentures to the Depositary in immediately available funds and (2) any definitive Debentures in immediately available funds at the Company’s office or agency in New York City, which initially will be the Place of Payment as provided in Section 10.2 of the Indenture.

(iii) The Company will pay interest, if any, on (1) global Debentures to the Depositary in immediately available funds, (2) any definitive Debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the Holders of such Debentures, and (3) any definitive Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the Holders of such Debentures. At Stated Maturity the Company will pay interest on (1) any definitive Debentures at the Company’s office or agency in New York City, which initially will be the Place of Payment as provided in Section 10.2 of the Indenture and (2) or global Debenture to the Depositary in immediately available funds.

(e) Redemption.

(i) At the Option of the Company. At any time from October 1, 2008, the Company, at its option, may redeem in principal amounts of $1,000 or integral multiples of $1,000 the Debentures for cash as a whole, or from time to time in part, at a Redemption Price of 114% of the principal amount of the Debentures, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date:

(ii) Mandatory Redemption with Extraordinary Dividends. From January 1, 2006 to and including December 31, 2006, in the event the Company receives any Extraordinary Dividends from any of its subsidiaries, the Company shall redeem the Debentures and the Publicly Issued Debentures, pro rata in principal amounts of $1,000 or integral multiples of $1,000 with 50% of the amount of such dividends for cash at a Redemption Price of 110% of the principal amount of the Debentures plus accrued unpaid interest, if any, to the Redemption Date. The aggregate principal amount of the Debentures plus the Publicly Issued Debentures to be redeemed pursuant to this Section 2.02(e)(ii) shall not exceed $35,000,000.

(iii) Additional Terms of Redemption. For redemptions pursuant to clause (i) above, the Company shall notify the Trustee and the Holders of any redemption at least 30 but not more than 60 days prior to any redemption by mail. For redemptions pursuant to clause (ii) above, the Company shall notify the Trustee and the Holders by mail no later than five (5) days after the receipt by it of an Extraordinary Dividend from any Subsidiary (and at least 20 Business Days, but no more than 45 Business Days prior to the Redemption Date), which notice shall specify the amount of the Extraordinary Dividend and the Redemption Date. All notices of redemptions will contain information concerning the premium, if any, payable with respect to the applicable redemption. No less than one (1) Business Day prior to the Redemption Date specified in the Company’s notice, the Holders shall provide the Company with notice of their election to receive any premium payable with respect to the applicable redemption in the Applicable Stock. Such notice will contain the information set forth in Section 13.1(1)(A), (B) and (C) of the Original Indenture (as amended by Section 2.09 of this Second Supplemental Indenture). Any Holder who fails to provide a notice of election to receive the applicable premium in shares of the Company’s Class A Common Stock shall be deemed to have elected to receive cash in respect of any applicable premium for all Debentures subject to the redemption in which a premium is payable. The Company shall provide the Trustee with copies of the Holders’ notices of election immediately upon receipt.

Debentures or portions thereof to be redeemed as of a Redemption Date will be convertible by the Holders of such Debentures until the close of business on the second Business Day prior to the Redemption Date.

If the Company does not redeem all of the Debentures, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Debentures are to be redeemed in part only, the Company shall issue a Security or Debenture with a principal amount equal to the unredeemed principal portion thereof. If a portion of a Holder’s Securities or Debentures is selected for partial redemption and the Holder converts a portion of its Securities or Debentures the converted portion shall be deemed to be taken from the portion selected for redemption.

(f) Repurchase.

(i) Upon a Change of Control, the Debentures shall be purchased by the Company, at the option of the Holder thereof, at a price equal to the price (which, in this context shall be the “Change of Control Purchase Price”) set forth below and in Section 7 of the Debentures and in accordance with the provisions of this Indenture, including, without limitation, Article 13 (as amended by Section 2.09 of this Second Supplemental Indenture):

Purchase Date	Purchase Price as % of Principal
From the date of issuance to and including September 30, 2005	101%
From October 1, 2005 to and including September 30, 2006	103%
From October 1, 2006 to and including September 30, 2007	106%
From October 1, 2007 to and including September 30, 2008	110%
From October 1, 2008 to and including June 30, 2009	114%
From July 1, 2009 to and including September 30, 2022	101%

(ii) Upon an Asset Sale, the Debentures shall be repurchased by the Company, at the option of the Holder thereof, at a price equal to the price (which, in this context shall be the “Asset Sale Purchase Price”) set forth below and in accordance with the provisions of the Indenture, including, without limitation, Article 13 (as amended by Section 2.09 of this Second Supplemental Indenture).

Purchase Date	Purchase Price as % of Principal
From the date of issuance to and including September 30, 2005	101%
From October 1, 2005 to and including September 30, 2006	103%
From October 1, 2006 to and including September 30, 2007	106%
From October 1, 2007 to and including September 30, 2008	110%
From October 1, 2008 to and including June 30, 2009	114%
From July 1, 2009 to and including September 30, 2022	100%

(iii) On June 30, 2009 the Debentures shall be repurchased by the Company, at the option of the Holders, at the Repurchase Price of 114% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, if any, to the Purchase Date and in accordance with the provisions of the Indenture including, without limitation, Article 13 (as amended by Section 2.09 of this Second Supplemental Indenture) .

(g) Premium Payable in Stock at Option of the Holder.

(i) In connection with any premium (the portion of the consideration payable in excess of principal amount) payable to a Holder of the Debentures in connection with redemptions pursuant to Section 2.02(e)(i) and (ii) of this Second Supplemental Indenture and repurchases pursuant to Section 2.02(f) of this Second Supplemental Indenture which, in each case, results from an event or action occurring on or prior to June 30, 2009, each Holder will have the option to elect to receive such premium in cash or in shares of Applicable Stock (defined below). For the purposes of calculating the number of shares issuable to any Holder of the Debentures who elects to exercise such option, the shares of Applicable Stock will be valued at $8.00 per share as adjusted pursuant to Section 16.3 of the Indenture (as amended by Section 2.11 of this Second Supplemental Indenture) as if such $8.00 were the Conversion Price. In lieu of issuing any fractional shares of the Applicable Stock, the Company shall pay the remainder of the premium in cash as if the cash value of a full share were $8.00. In the event any premium is payable to a Holder in Applicable Stock, the Company shall, to the extent applicable, comply with the tender offer rules and all other applicable laws in accordance with Section 13.7 of the Indenture (as amended by 2.09 of this Second Supplemental Indenture).

(ii) The Company shall designate, in the notice delivered pursuant to Sections 2.02(e)(iii) and 2.02(f) of this Second Supplemental Indenture and Sections 13.1 and 13.2 of the Indenture (as amended by Section 2.09 of this Second Supplemental Indenture), the number of shares of Applicable Stock (defined below) payable for any applicable premium; provided that the Company will pay cash for fractional interests as set forth below.

“Applicable Stock” means (i) the Class A Common Stock and (ii) in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, ordinary shares or American Depositary Shares of such surviving corporation or its direct or indirect parent corporation.

(iii) On each Redemption Date, Change of Control Purchase Date, Asset Sale Purchase Date or Purchase Date, in each case, resulting from an event or action occurring on or prior to June 30, 2009, any applicable premium shall be paid, at the option of the Holder, in shares of Applicable Stock equal to the quotient obtained by dividing (i) the aggregate amount of the premium that a Holder has elected to be paid in shares of Applicable Stock by (ii) $8.00 as adjusted pursuant to Section 16.3 of the Indenture (as amended by Section 2.11 of this Second Supplemental Indenture) as if such $8.00 value were the Conversion Price.

The Company will not issue fractional shares of Applicable Stock in payment of any premium. Instead, the Company will pay cash equal to $8.00 times such fraction for all fractional shares.

The Company’s issuance of shares of Applicable Stock shall be conditioned upon:

(i) the registration of such shares of Applicable Stock under the Securities Act and the Exchange Act, in each case, if required;

(ii) such shares of Applicable Stock being first listed on a national securities exchange or such shares of Applicable Stock being first quoted in an inter-dealer quotation system of any registered United States national securities association;

(iii) any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration; and

(iv) the receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel each stating that (A) the terms of the issuance of the shares of Applicable Stock are in conformity with this Indenture and (B) the shares of Applicable Stock to be issued by the Company in payment of the applicable premium in respect of Debentures have been duly authorized and, when issued and delivered pursuant to the terms of this Indenture in payment of the applicable premiums, in respect of the Debentures, will be validly issued, fully paid and non-assessable and, to the best of such counsel’s knowledge, free from preemptive rights, and, in the case of such Officer’s Certificate, setting forth the number of Applicable Stock to be issued and stating that all applicable conditions have been satisfied and, in the case of such Opinion of Counsel, stating that the conditions in clauses (i) through (iii) above have been satisfied.

The Company hereby covenants to satisfy the foregoing conditions.

Upon determination of the actual number of shares of Applicable Stock to be issued, the Company shall disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information through such other public medium as the Company may use at that time.

(i) All shares of Class A Common Stock delivered in respect of any applicable premium shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim.

(ii) If a Holder is paid in shares of Applicable Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on such issue of Applicable Stock. However, the Holder shall pay any such tax which is due because the Holder requests the Applicable Stock to be issued in a name other than the Holder’s name. The Paying Agent may refuse to deliver the certificates representing the shares of Applicable Stock being issued in a name other than the Holder’s name until the Paying Agent receives a sum sufficient to pay any tax which will be due because the shares of Applicable Stock are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any income tax withholding required by law or regulations.

(h) Conversion. The Debentures shall be convertible at any time prior to the Stated Maturity from and after the date of issuance in accordance with the provisions of the Indenture, including, without limitation, Article 16 (as amended by Section 2.11 of this Second Supplemental Indenture).

“Conversion Price” means initially $16.368, subject to adjustment as set forth in Article 16 of the Indenture (as amended by Section 2.11 of this Second Supplemental Indenture).
(i) Restrictions on Transfer.

(i) Every Debenture that bears or is required under this Section 2.02(i)(i) to bear the legend set forth in this Section (together with any Common Stock issued upon conversion of the Debentures and required to bear the legend set forth in Subsection (ii) below, collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Subsection (i) (including those set forth in the legend below) unless such restrictions on transfer shall be waived by written consent of the Company, and the holder of each such Restricted Security, by such holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in Section 2.02(i)(i) and (ii), the term “transfer” encompasses any sale, pledge, loan, transfer or other disposition whatsoever of any Restricted Security or any interest therein.

(1) Until the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), any certificate evidencing any Debenture (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 2.02(i)(ii), if applicable) shall bear a legend in substantially the following form, unless any Debenture has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Securities Act or any similar provision then in force, or unless otherwise agreed by the Company in writing, with written notice thereof to the Trustee:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A

“QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)); (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THIS SECURITY UNDER RULE 144(k) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), ONLY (A) TO PMA CAPITAL CORPORATION (THE “ISSUER”), (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER), (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN COMPLIANCE WITH RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE 2(B) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

(2) Debentures resold to persons who are not QIBs will be issued in definitive registered form and may not be represented by the global Debenture. Any transfer of a beneficial interest in the global Debenture which cannot be effected through book-entry settlement must be effected by the delivery to the transferee (or its nominee) of a definitive Debenture or Debentures registered in the name of the transferee (or its nominee) on the books maintained by the Trustee in accordance with the transfer restrictions set forth herein. With respect to any such transfer, the Trustee or the custodian, at the direction of the

Trustee, will cause, in accordance with the standing instructions and procedures existing between the Depositary and the custodian, the aggregate principal amount of the global Debenture to be reduced by the principal amount of the beneficial interest in the global Debenture being transferred and, following such reduction, the Company will execute and the Trustee will authenticate and deliver to the transferee (or such transferee's nominee, as the case may be), a Debenture or Debentures in the appropriate aggregate principal amount in the name of such transferee (or its nominee) and bearing such restrictive legends as may be required by this Second Supplemental Indenture.

(3)  So long as the Debentures are eligible for book-entry settlement, unless otherwise required by law, upon any transfer of a definitive Debenture to a QIB in accordance with Rule 144A under the Securities Act and upon receipt of the definitive Debenture or Debentures being so transferred, together with a certification from the transferor that the transferee is a QIB (or other evidence satisfactory to the Company and the Trustee), the Trustee shall make or direct the custodian to make, an endorsement on the global Debenture to reflect an increase in the aggregate principal amount of the Debentures represented by the global Debenture by the principal amount of the Debenture being transferred to the QIB, the Trustee shall cancel such definitive Debenture or Debentures and cause, or direct the custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the custodian, the aggregate principal amount of Debentures represented by the global Debenture to be increased accordingly; provided, that, no definitive Debenture, or portion thereof, in respect of which the Company or an Affiliate of the Company held any beneficial interest shall be included in the global Debenture until such definitive Debenture is freely tradable in accordance with Rule 144(k) under the Securities Act; provided, further, that, the Trustee shall authenticate and deliver Debentures in definitive form upon any transfer of a beneficial interest in the global Debenture to the Company or any Affiliate of the Company.

(4)  Any global Debenture may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Supplemental Indenture as may be required by the custodian, the Depositary or by the National Association of Securities Dealers, Inc. in order for the Debentures to be tradeable on The Portal Market or as may be required for the Debentures to be tradeable on any other market developed for trading of securities pursuant to Rule 144A under the Securities Act or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Debentures may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Debentures are subject.

(5) Any Debenture (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms or as to conditions for the removal of the foregoing legend may have been satisfied may, upon surrender of such Debenture for exchange to the Debenture registrar in accordance with the provisions of this Section, be exchanged for a new Debenture or Debentures, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section. If the Restricted Security surrendered for exchange is represented by a global Debenture bearing the legend set forth in this Section 2.02(i)(i), the principal amount of the legended global Debenture shall be reduced by the appropriate principal amount and the principal amount of a global Debenture without the legend set forth in this Section 2.02(i)(i) shall be increased by an equal principal amount. If a global Debenture without the legend set forth in this Section 2.02(i)(i) has not been executed, authenticated and delivered, the Company shall execute and the Trustee shall authenticate and deliver an unlegended global Debenture to the Depositary.

(ii) Until the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), any stock certificate representing Common Stock issued upon conversion of any Debenture shall bear a legend in substantially the following form, unless such Common Stock has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Securities Act or any similar provision then in force, or such Common Stock has been issued upon conversion of Debentures that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to Rule 144 under the Securities Act or any similar provision then in force, or unless otherwise agreed by the Company in writing with written notice thereof to the transfer agent:

THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS COMMON STOCK, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)); (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH COMMON STOCK, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF COMMON STOCK UNDER RULE 144(k) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), ONLY (A) TO PMA CAPITAL CORPORATION (THE “ISSUER”), (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE

UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER), (C) FOR SO LONG AS THE COMMON STOCK IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN COMPLIANCE WITH RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS COMMON STOCK IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS COMMON STOCK PURSUANT TO CLAUSE 2(B) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.02(i)(ii).

(iii) Any Debenture or Common Stock issued upon the conversion or exchange of a Debenture that, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), is purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction which results in such Debentures or Common Stock, as the case may be, no longer being “restricted securities” (as defined under Rule 144 under the Securities Act); or provided, that, such restriction shall not apply if appropriate measures are taken that such Debentures or Common Stock are sold in such a manner that such other Debentures and Common Stock that constitute “restricted securities” (as defined under Rule 144 under the Securities Act) are not commingled with Debentures or Common Stock being sold.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Debenture (including any transfers between or among Agent Members or beneficial holders of interests in any global Debenture) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(j) Rule 144A Information Requirement. Within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, make available to any holder or beneficial holder of Debentures or any Common Stock issued upon conversion thereof which continue to be Restricted Securities in connection with any sale thereof and any prospective purchaser of Debentures or such Common Stock designated by such holder or beneficial holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any holder or beneficial holder of the Debentures or such Common Stock and it will take such further action as any holder or beneficial holder of such Debentures or such Common Stock may reasonably request, all to the extent required from time to time to enable such holder or beneficial holder to sell its Debentures or Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such Rule may be amended from time to time. Upon the request of any holder or any beneficial holder of the Debentures or such Common Stock, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

Section 2.03 Payment of Interest; Interest Rights Reserved.

Except as may be provided in a Future Supplemental Indenture, for the sole benefit of the Holders of the Debentures, Section 3.7 of the Original Indenture shall be amended by replacing the final paragraph of Section 3.7 of the Original Indenture with the following paragraph:

In the event Securities of any series or a portion thereof is surrendered for conversion or exchange during a period after the Regular Record Date immediately preceding any Interest Payment Date and on or prior to such Interest Payment Date (unless such Securities or portion thereof which is being surrendered for conversion or exchange has been called for redemption on a Redemption Date within such period), the Company will pay on such Interest Payment Date or payment date, as the case may be, interest due and payable on such Interest Payment Date or payment date, as the case may be, notwithstanding such conversion or exchange, and the Company will pay such interest (whether or not punctually paid or duly provided for) to the Person in whose name such Securities (or one or more Predecessor Securities) are registered at the close of business on such Regular Record Date; provided, however, that such payment of interest shall be subject to the payment to the Company by the Holder of such Securities or portion thereof surrendered for conversion or exchange (such payment to accompany such surrender) of an amount equal to the amount of such interest, in accordance with Section 16.9 hereof. Except as otherwise provided in the immediately preceding sentence, in the case of any Security which is converted, interest due and payable after the date of conversion of such Security shall not be payable.

Section 2.04 Events of Default; Acceleration of Maturity.

(a) Except as may be provided by a Future Supplemental Indenture, for the benefit of the Holders of all Securities, including the Debentures, Section 5.1 of the Original Indenture shall be amended by deleting Subsections (1) and (2) thereof in their entirety and replacing such Subsections with new Subsections (1) and (2) and adding new Subsections (9), (10), (11), (12) and (13) to Section 5.1 thereof, and changing Subsection (9) of Section 5.1 thereof to Subsection (14), as follows:

(1)  default in the payment of any interest upon, or any Additional Amount payable in respect of, any Security of that series or of any coupon appertaining thereto, when such interest or coupon or Additional Amount becomes due and payable, and continuance of such default for a period of 30 days; or

(2)  default in the payment (including any premiums payable in stock) of the principal of (or premium, if any, on), or Redemption Price, Purchase Price, Asset Sale Purchase Price or Change of Control Purchase Price of, any Security of that series when it becomes due and payable at its Maturity, at the Redemption Date, at the Purchase Date, Asset Sale Purchase Date or at the Change of Control Purchase Date, as applicable; or

(9)  failure to convert any Security of that series into shares of the Company’s Class A Common Stock or cash as provided herein upon exercise of a Holder’s conversion right, unless such failure is cured within five days after written notice of default is given to the Company by the Trustee or to the Company and the Trustee by the holder of such Security; or

(10)  a breach of a covenant set forth in Sections 3.04, 3.06 or 3.08 of this Second Supplemental Indenture.

(11)  the Liens created by the Indenture and the Collateral Agent Agreement shall at any time not constitute valid and perfected Liens on the Collateral and the Additional Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Collateral Agent Agreement shall for whatever reason be terminated or cease to be in full force and effect;

(12)  failure of the Company to make, when due, any transfer, delivery, pledge, assignment or grant of Collateral or the Additional Collateral required to be made by it;

(13)  the delivery by the trustee for the Company’s 8.50% Monthly Income Senior Notes due 2018 and/or authorized representative of any other secured Indebtedness issued pursuant to the terms of the Indenture to the Collateral Agent of a notice requiring that the Collateral Agent commence proceedings to realize on the Collateral or the Additional Collateral.

(b) Except as may be provided by a Future Supplemental Indenture, for the benefit of all Holders of the Securities, including the Debentures, the first and second paragraphs of Section 5.2 are amended by deleting the phrase “specified in clause (7) or (8)” and replacing it with the phrase “specified in clause (7), (8), or (13).”

Section 2.05 Supplemental Indentures with Consent of Holders.

Except as may be provided by a Future Supplemental Indenture, for the benefit of the Holders of all Securities, including the Debentures, Section 9.2 of the Original Indenture shall be amended by deleting Subsection (1) thereof in its entirety and replacing such Subsection with a new Subsection (1) and adding new Subsections (16) and (17) to Section 9.2 as follows:

(1)  change the Stated Maturity of the principal of, or any premium or installment of interest, on or any Additional Amounts or Redemption Date with respect to, any Security, or reduce the principal amount thereof or the rate (or modify the calculation of such rate) of interest, thereon or any Additional Amounts with respect thereto, or any amount payable upon the redemption thereof or otherwise, or change the obligation of the Company to pay Additional Amounts pursuant to Section 10.4 (except as contemplated by Section 8.1(1) and permitted by Section 9.1(1)), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.2 or the amount thereof provable in bankruptcy pursuant to Section 5.4, or adversely affect the right of repayment at the option of any Holder as contemplated by Article 13, or change the Place of Payment, Currency in which the principal of, any premium or interest, on, or any Additional Amounts with respect to any Security is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of the Holder, on or after the Asset Sale Purchase Date, the Change of Control Purchase Date or Purchase Date, as applicable), or

(16)  adversely affect the existence, nature, extent or priority of the Lien of the Holders of the Debentures or the holders of the 8.50% Monthly Income Senior Notes due 2018 or the holders of other secured Indebtedness secured by the Collateral (or Additional Collateral) on the Collateral (or Additional Collateral) as provided in Section 1.03 of this Second Supplemental Indenture; or

(17)  modify any of the provisions of this section 9.2.

Section 2.06 Reserved.

Section 2.07 Selection by Trustee of Securities to be Redeemed.

Except as may be provided by a Future Supplemental Indenture, for the sole benefit of the Holders of the Debentures, Section 11.3 of the Original Indenture shall be amended by adding a new sentence at the end thereof as follows:

“If the Trustee selects a portion of a Holder’s Securities of any series for partial redemption and the Holder converts a portion of the same Securities, the converted portion will be deemed to be from the portion selected for redemption.”

Section 2.08 Reserved.

Section 2.09 Purchase at the Option of Holders.

For the sole benefit of the Holders of the Debentures, Article 13 of the Original Indenture shall be replaced in its entirety with the following:

ARTICLE 13

PURCHASE AT THE OPTION OF HOLDERS

SECTION 13.1. Purchase of Debentures by the Company at Option of the Holder.

(a)  General. Debentures shall be purchased by the Company at the option of the Holder as set forth in Section 2.02(f)(iii) of this Second Supplemental Indenture (in this context, the “Purchase Date”), at a purchase price equal to the price payable as set forth in such Section 2.02(f)(iii) (which, in this context shall be the “Purchase Price”), subject to the provisions of Section 3.04 of the Second Supplemental Indenture. Purchases of Debentures hereunder shall be made, at the option of the Holder thereof, upon:

(1) delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Purchase Date until the close of business on the third Business Day prior to such Purchase Date stating:

(A)	the certificate number of the Debenture which the Holder will deliver to be purchased or the appropriate Depositary procedures if Debentures in certificated form have not been issued,

(B)	the portion of the principal amount of the Debenture which the Holder will deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000,

(C)	whether the Holder elects to receive any premium payable with respect to such purchase in cash or shares of Applicable Stock,

(D)	that such Debenture shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in this Indenture, and

(2) delivery of such Debenture to the Paying Agent at any time after delivery of the Purchase Notice (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this Section 13.1 only if the Debenture so delivered to the Paying Agent shall conform in all material respects to the description thereof in the related Purchase Notice.

In the event a Holder is making an election to receive any applicable premium in Applicable Stock, notice of such election may be delivered to the Paying Agent on a date that is no less than one (1) Business Day prior to the Purchase Date pursuant to 2.02(g).

If a Holder, in such Holder’s Purchase Notice and in any written notice of withdrawal delivered by such Holder pursuant to the terms of Section 13.4, fails to indicate such Holder’s choice with respect to the election set forth in clause (C) of this Section 13.1(a)(1), and does not provide a subsequent notice of its election to receive the premium in Applicable Stock to the Company and the Paying Agent no later than one (1) Business Day before the Purchase Date, such Holder shall be deemed to have elected to receive cash in respect of any applicable premium for all Debentures subject to such Purchase Notice.

(b)  No later than 30 Business Days prior to the Purchase Date, the Company shall mail a written notice by first class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Purchase Notice to be completed by the Holder and shall briefly state, as applicable:

(1) that the Company has the obligation to purchase the Debentures at the option of the Holders;

(2) the date by which the Purchase Notice pursuant to this Section 13.1 must be delivered to the Paying Agent in order for a Holder to exercise the repurchase rights;

(3) the Purchase Date;

(4) the Purchase Price;

(5) the name and address of the Paying Agent and the Conversion Agent;

(6) the Conversion Rate and any adjustments thereto;

(7) that the Debentures as to which a Purchase Notice has been given may be converted if they are otherwise convertible pursuant to Article 16 hereof only if the Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

(8) that the Debentures must be surrendered to the Paying Agent to collect payment;

(9) that the Purchase Price for any Debenture as to which a Notice has been duly given and not withdrawn will be paid promptly following the later of the Purchase Date and the time of surrender of such Debenture as described in (9);

(10) the procedures the Holder must follow to exercise rights under this Section 13.1;

(11) the conversion rights of the Debentures;

(12) the procedures for withdrawing a Purchase Notice;

(13) the number of shares of Applicable Stock payable for any applicable premium;

(14) that, unless the Company defaults in making payment of such Purchase Price, interest, if any, on Debentures surrendered for purchase to the Company will cease to accrue on and after the Purchase Date and the Debentures will cease to be convertible; and

(15) the CUSIP number(s) of the Debentures.

If a Debenture is only to be purchased in part, the Company shall purchase from the Holder thereof, pursuant to this Section 13.1, such portion of a Debenture, if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

Any purchase by the Company contemplated pursuant to the provisions of this Section 13.1 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Purchase Date and the time of delivery of the Debenture.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 13.1 shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the third Business Day prior to the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 13.4.

The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

SECTION 13.2. Purchase of Debentures at Option of the Holder upon Change of Control or Upon the Sale of Certain Assets.

(a) If a Change of Control occurs, the Debentures not previously purchased by the Company shall be purchased by the Company, at the option of the Holder thereof, during the periods and at a purchase price equal to the price payable at such time as set forth in Section 2.02(f)(i) of this Second Supplemental Indenture plus accrued and unpaid interest, if any (which, in this context shall be the “Change of Control Purchase Price”), as of the date that is 30 days after the date of a notice of Change of Control delivered by the Company (the “Change of Control Purchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 13.2(d).

A “Change of Control” will be deemed to have occurred at such time after the Debentures are originally issued when any of the following events shall occur:

(i)  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of the Capital Stock of the Company entitling that person to exercise 50% or more of the total voting power of all shares of the Capital Stock of the Company entitled to vote generally in elections of directors, other than any acquisition by any of the Company’s Subsidiaries or any of its employee benefit plans; or

(ii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iii)  the Company consolidates or merges with or into any other person, any merger of another person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another person, other than:

(A)  any transaction: (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock; and (2) pursuant to which holders of the Company’s Capital Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such issuance; and (B) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Class A Common Stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving Person or a direct or indirect parent of the surviving corporation.

For the purposes of this Section 13.2, (x) whether a person is a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act and (y) the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(b)  If an Asset Sale occurs, the Debentures not previously purchased by the Company shall be purchased by the Company, at the option of the Holder thereof, during the periods and at a purchase price equal to the price payable at such time as set forth in Section 2.02(f)(ii) of this Second Supplemental Indenture plus accrued and unpaid interest, if any, (which, in this context shall be the “Asset Sale Purchase Price”) to be paid, on a pro rata basis together with the Publicly Issued Debentures from Net Cash Proceeds as of the date that is specified in a notice of Asset Sale delivered by the Company (the “Asset Sale Purchase Date”) pursuant to Subsection (c)(3) below, subject to satisfaction by or on behalf of the Holder of the requirements set forth in Section 13.2(d).  If the aggregate purchase price of the Securities tendered (as described below) exceeds such Net Cash Proceeds, the Trustee shall select the Securities to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof.

An “Asset Sale” will be deemed to have occurred, if, at any time after the Debentures are originally issued, a sale permitted under Section 3.04 of the First Supplemental Indenture has been completed.

(c)  No later than 30 days after the occurrence of a Change of Control or five (5) days after the occurrence of an Asset Sale, the Company shall mail a written notice of the Change of Control or Asset Sale by first class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change of Control Purchase Notice or Asset Sale Purchase Notice to be completed by the Holder and shall briefly state, as applicable:

(1) the events causing a Change of Control or Asset Sale and the date of such Change of Control or Asset Sale;

(2) the date by which the Change of Control or Asset Sale Purchase Notice pursuant to this Section 13.2 must be delivered to the Paying Agent in order for a Holder to exercise the repurchase rights;

(3) the Change of Control Purchase Date (which shall be 30 days from the Change of Control Notice Date) or Asset Sale Purchase Date (which shall be 20 Business Days from the Asset Sale Notice Date);

(4) the Change of Control or Asset Sale Purchase Price;

(5) the name and address of the Paying Agent and the Conversion Agent;

(6) the Conversion Rate and any adjustments thereto;

(7) that the Debentures as to which a Change of Control or Asset Sale Purchase Notice has been given may be converted if they are otherwise convertible pursuant to Article 16 hereof only if the Change of Control or Asset Sale Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

(8) that the Debentures must be surrendered to the Paying Agent to collect payment;

(9) that the Change of Control or Asset Sale Purchase Price for any Debenture as to which a Change of Control or Asset Sale Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change of Control or Asset Sale Purchase Date and the time of surrender of such Debenture as described in (9);

(10) the procedures the Holder must follow to exercise rights under this Section 13.2;

(11) the conversion rights of the Debentures;

(12) the procedures for withdrawing a Change of Control or Asset Sale Purchase Notice;

(13) the number of shares of Applicable Stock payable for any applicable premium;

(14) that, unless the Company defaults in making payment of such Change of Control or Asset Sale Purchase Price, interest, if any, on Debentures surrendered for purchase to the Company will cease to accrue on and after the Change of Control or Asset Sale Purchase Date and the Debentures will cease to be convertible; and

(15) the CUSIP number(s) of the Debentures.

(d)  A Holder may exercise its rights specified in Section 13.2(a) and (b) upon delivery of a written notice of purchase (a “Change of Control Purchase Notice” or an “Asset Sale Purchase Notice”) to the Paying Agent no later than the close of business on the third Business Day immediately preceding the Change of Control or Asset Sale Purchase Date stating:

(1) the certificate number of the Debenture which the Holder will deliver to be purchased or the appropriate depositary procedures if Certificated Debentures have not been issued;

(2) the portion of the principal amount of the Debenture which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple of $1,000;

(3) that such Debenture shall be purchased pursuant to the terms and conditions specified in Section 7 of the Debentures and in this Indenture; and

(4) whether the Holder elects to receive any premium payable with respect to such purchase in cash or in shares of Applicable Stock.

In the event a Holder is making an election to receive any applicable premium in Applicable Stock, notice of such election may be delivered to the Paying Agent on a date that is no less than one (1) Business Day prior to the Change of Control Purchase Date or Asset Sale Purchase Date, as applicable, pursuant to 2.02 (g).

The delivery of such Debenture to the Paying Agent with the Change of Control or Asset Sale Purchase Notice (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change of Control or Asset Sale Purchase Price therefore; provided, however, that such Change of Control or Asset Sale Purchase Price shall be so paid pursuant to this Section 13.2 and Section 13.3 only if the Debenture so delivered to the Paying Agent shall conform in all material respects to the description thereof set forth in the related Change of Control or Asset Sale Purchase Notice.

If a Holder, in such Holder’s Change of Control or Asset Sale Purchase Notice and in any written notice of withdrawal delivered by such Holder pursuant to the terms of Section 13.4, fails to indicate such Holder’s choice with respect to the election set forth in Section 13.2(d)(4) and does not provide a subsequent notice of its election to receive the premium in Applicable Stock to the Company and the Paying Agent no later than one (1) Business Day before the Change of Control Purchase Date or Asset Sale Purchase Date such Holder shall be deemed to have elected to receive cash in respect of the entire Change of Control or Asset Sale Purchase Price for all Debentures subject to such Change of Control or Asset Sale Purchase Notice in the circumstances set forth in such Section 13.2(c)(4).

If a Debenture is only to be purchased in part, the Company shall purchase from the Holder thereof, pursuant to this Section 13.2 and Section 13.3, such portion of a Debenture if the principal amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Debenture also apply to the purchase of such portion of such Debenture.

Any purchase by the Company contemplated pursuant to the provisions of this Section 13.2 and Section 13.3 shall be consummated by the delivery of the consideration to be received by the Holder on the Change of Control or Asset Sale Purchase Date.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Change of Control or Asset Sale Purchase Notice contemplated by this Section 13.2(c) shall have the right to withdraw such Change of Control or Asset Sale Purchase Notice at any time prior to the close of business on the last Business Day immediately preceding the Change of Control or Asset Sale Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 13.4.

The Paying Agent shall promptly notify the Company in writing of the receipt by it of any Change of Control or Asset Sale Purchase Notice or written withdrawal thereof.

SECTION 13.3. Payment of Purchase Price, Asset Sale Purchase Price and Change of Control Purchase Price.

The Company shall pay the Purchase Price or Change of Control Purchase Price or Asset Sale Purchase Price, as the case may be, of Debentures in respect of which a Purchase Notice pursuant to Section 13.1(a) or Change of Control or Asset Sale Purchase Notice pursuant to Section 13.2(c), as the case may be, has been given in U.S. legal tender (“cash”) equal to the aggregate Purchase Price or Change of Control Purchase Price, or Asset Sale Purchase Price or, with respect to any premium, if the Holder so elects, in Applicable Stock.

SECTION 13.4. Effect of Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice.

Upon receipt by the Paying Agent of the Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice specified in Section 13.1(b) or Section 13.2(d), as applicable, the Holder of the Debenture in respect of which such Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice, as the case may be, is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Purchase Price or Change of Control Purchase Price or Asset Sale Purchase Price, as the case may be, with respect to such Debenture. Such Purchase Price or Change of Control Purchase Price or Asset Sale Purchase Price shall be paid to such Holder, subject to receipt of funds and/or securities by the Paying Agent, promptly following the later of (x) the Purchase Date or the Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, with respect to such Debenture (provided the conditions in Section 13.1 or Section 13.2(d), as applicable, have been satisfied) and (y) the time of delivery of such Debenture to the Paying Agent by the Holder thereof in the manner required by Section 13.1 or Section 13.2(d), as applicable. Debentures in respect of which a Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice has been given by the Holder thereof may not be converted pursuant to Article 16 hereof on or after the date of the delivery of such Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice unless such Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice has first been validly withdrawn as specified in the following two paragraphs.

A Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice, as the case may be, at any time prior to the close of business on the Business Day prior to the Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, specifying:

(1) the certificate number, if any, of the Debenture in respect of which such notice of withdrawal is being submitted,

(2) the principal amount of the Debenture with respect to which such notice of withdrawal is being submitted, and

(3) the principal amount, if any, of such Debenture which remains subject to the original Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

A written notice of withdrawal of a Purchase Notice shall contain the information set forth above.

A written notice of withdrawal of a Change of Control or Asset Sale Purchase Notice may contain the information set forth above or may be in the form of (i) a conditional withdrawal contained in a Change of Control Purchase Notice or Asset Sale Purchase Notice pursuant to the terms of Section 13.2 or (ii) a withdrawal containing the information set forth in Section 13.2 and the preceding Section and contained in a written notice of withdrawal delivered to the Paying Agent as set forth in the preceding paragraph.

SECTION 13.5. Deposit of Redemption Price, Purchase Price, Change of Control Purchase Price or Asset Sale Purchase Price.

(a)  Prior to 10:00 am (local time in The City of New York) on a Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.3 hereof) an amount of cash (in immediately available funds) or, with respect to any premium payable on any such date, shares of Applicable Stock sufficient to pay such premium to the Holders entitled thereto who have elected to receive such premium in Applicable Stock sufficient as evidenced in writing by a certified public accountant to pay the aggregate Redemption Price (and any applicable premium) of all the Debentures or portion thereof which are to be redeemed or purchased, as the case may be, as of the Redemption Date.

(b)  Prior to 10:00 a.m. (local time in The City of New York) on the Business Day following a Purchase Date or the Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.3 hereof) an amount of cash (in immediately available funds) or, with respect to any premium payable on any such date, shares of Applicable Stock sufficient to pay such premium to the Holders entitled thereto who have elected to receive such premium in Applicable Stock sufficient as evidenced in writing by a certified public accountant to pay the aggregate Purchase Price, Change of Control Purchase Price or Asset Sale Purchase Price, as the case may be, (and any applicable premium) of all the Debentures or portions thereof which are to be purchased as of the Purchase Date, Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be.

(c) If the Company has deposited the Redemption Price, Purchase Price, Change of Control Purchase Price or Asset Sale Purchase Price in accordance with Section 13.5(a) or (b), as applicable, on the Redemption Date, Purchase Date, Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, such Debenture will cease to be Outstanding and the right of the Holder in respect thereof shall terminate (other than the right to receive the Redemption Price, the Purchase Price, the Change of Control Purchase Price or the Asset Sale Purchase Price, as the case may be, and any accrued and unpaid interest, as aforesaid).

SECTION 13.6. Debentures Purchased in Part.

Any Debenture in certified form which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Debenture, without service charge, a new Debenture or Debentures, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Debenture so surrendered which is not purchased.

SECTION 13.7. Covenant to Comply With Securities Laws Upon Purchase of Debentures.

When complying with the provisions of Section 2.02(g) of this Second Supplemental Indenture or Sections 13.1 or 13.2 hereof (provided that such offer or purchase constitutes an “issuer tender offer” for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), and subject to any exemptions available under applicable law, the Company shall (i) comply with Rule 13e- 4 and Rule 14e-1 (or any successor provision) under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under Section 2.02(g) of this Second Supplemental Indenture or Sections 13.1 and 13.2 hereof to be exercised in the time and in the manner specified in Section 2.02(g) of this Second Supplemental Indenture or Sections 13.1 and 13.2 hereof.

SECTION 13.8. Repayment to the Company.

The Trustee and the Paying Agent shall return to the Company any cash or shares of Applicable Stock that remain unclaimed as provided in Section 12 of the Debentures, together with interest or dividends, if any, thereon (subject to the provisions of Section 6.6), held by them for the payment of the Purchase Price or Change of Control Purchase Price or Asset Sale Purchase Price, as the case may be; provided, however, that to the extent that the aggregate amount of cash or shares of Applicable Stock deposited by the Company pursuant to Section 13.5 exceeds the aggregate Purchase Price or Change of Control Purchase Price or Asset Sale Purchase Price, as the case may be, of the Debentures or portions thereof which the Company is obligated to purchase as of the Purchase Date or Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, then, unless otherwise agreed in writing with the Company, promptly after the Business Day following the Purchase Date or Change of Control Purchase Date or Asset Sale Purchase Date, as the case may be, the Trustee shall return any such excess to the Company together with interest or dividends, if any, thereon (subject to the provisions of Section 6.6 hereof).

Section 2.10 Application of the Article of the Indenture Regarding Defeasance and Covenant Defeasance.

Section 4.2 of the Original Indenture concerning defeasance and covenant defeasance of the Securities shall not apply to the Debentures.

Section 2.11 Conversions.

Except as may be provided by a Future Supplemental Indenture, for the sole benefit of the Holders of the Debentures, a new Article 16 shall be added to the Original Indenture as follows:

ARTICLE 16

CONVERSIONS

SECTION 16.1. Conversion Privilege.

(a)  Subject to and upon compliance with the provisions of this Article 16, a Holder of a Debenture shall have the right, at such Holder’s option, at any time to convert all or any portion (if the portion to be converted is $1,000 or an integral multiple of $1,000) of such Debenture into shares of Class A Common Stock at the Conversion Rate in effect on the date of conversion.

(b)  The “Sale Price” of the shares of the Company’s Class A Common Stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the NYSE or, if the shares of the Company’s Class A Common Stock are not listed on the NYSE, as reported on a national securities exchange, or if not reported on a national securities exchange, as reported by the Nasdaq system. In the absence of such quotations, the Company’s Board of Directors shall be entitled to determine the sales price on the basis of such quotations as it considers appropriate in good faith.

The Conversion Rate, at any time, shall equal (A) $1,000 divided by (B) the Conversion Price at such time, rounded to four (4) decimal places (rounded up if the fifth decimal place thereof is five (5) or more and otherwise rounded down).

SECTION 16.2. Conversion Procedure; Conversion Price; Fractional Shares.

(a)  Each Debenture shall be convertible at the office of the Conversion Agent into fully paid and nonassessable shares (calculated to the nearest 1/100th of a share) of Class A Common Stock. The Debenture will be converted into shares Class A Common Stock at the Conversion Price therefor. No payment or adjustment shall be made in respect of dividends on the Class A Common Stock or accrued interest on a converted Debenture, except as described in Section 16.9 hereof. The Company shall not issue any fraction of a share of Class A Common Stock in connection with any conversion of Debentures, but instead shall, subject to Section 16.2(b) hereof, make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Sale Price of the Class A Common Stock on the last Trading Day prior to the date of conversion. Notwithstanding the foregoing, a Debenture in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice or Asset Sale Purchase Notice exercising such Holder’s option to require the Company to repurchase such Debenture may be converted only if such notice of exercise is withdrawn in accordance with the Section 13.4 hereof.

(b)  Before any Holder of a Debenture shall be entitled to convert the same into Class A Common Stock, such Holder shall, in the case of Debentures issued in global form, comply with the procedures of the Depositary in effect at that time, and in the case of definitive Debentures, surrender such Debentures, duly endorsed to the Company or in blank, at the office of the Conversion Agent, and shall give written notice to the Company at said office or place that such Holder elects to convert the same and shall state in writing therein the principal amount of Debenture to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for Class A Common Stock to be issued.

Before any such conversion, a Holder also shall pay all funds required, if any, relating to interest on the Debentures, as provided in Section 16.9, and all taxes or duties, if any, as provided in Section 16.8.

If more than one Debenture shall be surrendered for conversion at one time by the same Holder, the number of full shares of Class A Common Stock which shall be deliverable upon conversion shall be computed on the basis of the aggregate principal amount of the Debenture (or specified portions thereof to the extent permitted thereby) so surrendered. Subject to the next succeeding sentence, the Company will, as soon as practicable thereafter, issue and deliver at said office or place to such Holder of a Debenture, or to such Holder’s nominee or nominees, certificates for the number of full shares of Class A Common Stock to which such Holder shall be entitled as aforesaid, together, subject to the next to last sentence of Section (a) above, with cash in lieu of any fraction of a share to which such Holder would otherwise be entitled. The Company shall not be required to deliver certificates for shares of Class A Common Stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for shares of Class A Common Stock shall be issued and delivered as soon as practicable after the opening of such books or security register.

(c)  A Debenture shall be deemed to have been converted as of the close of business on the date of the surrender of such Debenture for conversion as provided above, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Class A Common Stock as of the close of business on such date.

(d)  In case any Debenture shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Debenture so surrendered, without charge to such Holder (subject to the provisions of Section 16.8 hereof), a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Debentures.

SECTION 16.3. Adjustment of Conversion Price for Class A Common Stock.

The Conversion Price shall be adjusted from time to time as follows:

(a)  In case the Company shall, at any time or from time to time while any of the Debentures are outstanding, pay a dividend or make a distribution in shares of Class A Common Stock to all holders of its outstanding shares of Class A Common Stock, then the Conversion Price in effect at the opening of business on the date next following the Record Date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction:

(1)  the numerator of which shall be the number of shares of Class A Common Stock outstanding at the close of business on the Record Date fixed for such determination; and

(2)  the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.

Such reduction shall become effective immediately after the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 16.3(a) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(b)  In case the Company shall, at any time or from time to time while any of the Debentures are outstanding, subdivide its outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case the Company shall, at any time or from time to time while any of the Debentures are outstanding, combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased.

Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c)  In case the Company shall, at any time or from time to time while any of the Debentures are outstanding, issue rights or warrants (other than any rights or warrants referred to in Section 16.3(d)), or securities convertible into or exchangeable or exercisable for Class A Common Stock, to all holders of its shares of Class A Common Stock entitling them to subscribe for or purchase shares of Class A Common Stock (or securities convertible into or exchangeable or exercisable for shares of Class A Common Stock), at a price per share (or having a conversion price per share) less than the Sale Price on the Business Day immediately preceding the date of the announcement of such issuance (treating the conversion price per share of the securities convertible into Class A Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into Class A Common Stock and (ii) any additional consideration initially payable upon the conversion of such security into Class A Common Stock divided by (y) the number of shares of Class A Common Stock initially underlying such convertible security), then the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such date of announcement by a fraction:

(1)  the numerator of which shall be the number of shares of Class A Common Stock outstanding on the close of business on the date of announcement, plus the number of shares or securities which the aggregate offering price of the total number of shares or securities so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Sale Price of the Class A Common Stock; and

(2)  the denominator of which shall be the number of shares of Class A Common Stock outstanding at the close of business on the date of announcement, plus the total number of additional shares of Class A Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible).

Such adjustment shall become effective immediately after the opening of business on the day following the date of announcement of such issuance. To the extent that shares of Class A Common Stock (or securities convertible into shares of Class A Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock (or securities convertible into shares of Class A Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such Sale Price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors of the Company.

(d)  In case the Company shall, at any time or from time to time while any of the Debentures are outstanding, by dividend or otherwise, distribute to all holders of its shares of Class A Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation and the Class A Common Stock is not changed or exchanged), shares of its Capital Stock (other than any dividends or distributions to which Section 16.3(a) applies), evidences of its Indebtedness or other assets, including securities, but excluding (i) any rights or warrants referred to in Section 16.3(c), (ii) dividends or distributions of stock referred to in Section 16.3(a), (iii) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 16.4 applies and (iv) dividends and distributions paid exclusively in cash referred to in Section 16.3(e) (such capital stock, evidence of its indebtedness, other assets or securities being distributed hereinafter in this Section 16.3(d) called the “Distributed Assets”), then, in each such case, subject to the other provisions of this Section 16.3(d), the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(1)  the numerator of which shall be the Current Market Price of the Class A Common Stock, less the Fair Market Value on such date of the portion of the distributed assets so distributed applicable to one share of Class A Common Stock (determined on the basis of the number of shares of Class A Common Stock outstanding on the Record Date) (determined as provided in Section 16.3(g)) on such date; and

(2)  the denominator of which shall be such Current Market Price.

Such reduction shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 16.3(d) by reference to the actual or when issued trading market for any distributed assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the period of the four consecutive fiscal quarters ending with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of either Indenture or the related Securities (the “Reference Period”) used in computing the Current Market Price pursuant to Section 16.3(g) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the Holders.

In the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Company’s Subsidiaries (a “Spin-Off”), the Fair Market Value of the securities to be distributed shall equal the average of the closing sale prices of such securities on the principal securities market on which such securities are traded for the five consecutive Trading Days commencing on and including the sixth Trading Day of those securities after the effectiveness of the Spin-Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin-Off occurs simultaneously with the Spin-Off, Fair Market Value of the securities distributed in the Spin-Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Sale Price for the Class A Common Stock on the same Trading Day.

Rights or warrants distributed by the Company to all holders of its shares of Class A Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (i) are deemed to be transferred with such shares of Class A Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of shares of Class A Common Stock shall be deemed not to have been distributed for purposes of this Section 16.3(d) (and no adjustment to the Conversion Price under this Section 16.3(d) will be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different distributed assets, evidences of indebtedness or other assets, or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Price under this Section 16.3(d):

(1)  in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of shares of Class A Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of shares of Class A Common Stock as of the date of such redemption or repurchase; and

(2)  in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Price shall be readjusted as if such rights and warrants had never been issued.

For purposes of this Section 16.3(d) and Sections 16.3(a), 16.3(b) and 16.3(c), any dividend or distribution to which this Section 16.3(d) is applicable that also includes (i) shares of Class A Common Stock, (ii) a subdivision or combination of shares of Class A Common Stock to which Section 16.3(b) applies or (iii) rights or warrants to subscribe for or purchase shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock to which Section 16.3(c) applies (or any combination thereof), shall be deemed instead to be:

(1)  a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Class A Common Stock, such subdivision or combination or such rights or warrants or securities convertible into or exercisable or exchangeable for Class A Common Stock to which Sections 16.3(a), 16.3(b) and 16.3(c) apply, respectively (and any Conversion Price reduction required by this Section 16.3(d) with respect to such dividend or distribution shall then be made), immediately followed by

(2)  a dividend or distribution of such shares of Class A Common Stock, such subdivision or combination or such rights or warrants or securities convertible into or exercisable or exchangeable for Class A Common Stock (and any further Conversion Price reduction required by Sections 16.3(a), 16.3(b) and 16.3(c) with respect to such dividend or distribution shall then be made), except:

(A)  the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 16.3(a), (ii) “the day upon which such subdivision becomes effective” and “the day upon which such combination becomes effective” within the meaning of Section 16.3(b), and (iii) as “the date fixed for the determination of stockholders entitled to receive such rights or warrants,” “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 16.3(c); and

(B)  any shares of Class A Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 16.3(a) and any reduction or increase in the number of shares of Class A Common Stock resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

In the event of any distribution referred to in this Section 16.3(d) in which (1) the Fair Market Value (as determined in good faith by the Board of Directors) of such distribution applicable to one share of Class A Common Stock (determined as provided above) equals or exceeds the average of the Sale Prices of the Class A Common Stock over the ten consecutive Trading Day period ending on the Record Date for such distribution or (2) the average of the Sale Prices of the Class A Common Stock over the ten consecutive Trading Day period ending on the Record Date for such distribution exceeds the Fair Market Value of such distribution by less than $1.00, then, in each such case, in lieu of an adjustment to the Conversion Price, adequate provision shall be made so that each Holder shall have the right to receive upon conversion of a Debenture, in addition to shares of Class A Common Stock, the kind and amount of such distribution such Holder would have received had such Holder converted such Debenture immediately prior to the Record Date for determining the shareholders entitled to receive the distribution.

In the event of any distribution referred to in Section 16.3(c) or 16.3(d), where, in the case of a distribution described in Section 16.3(d), the Fair Market Value of such distribution per share of Class A Common Stock (as determined in good faith by the Board of Directors) exceeds 10% of the Sale Price of a share of Class A Common Stock on the Business Day immediately preceding the declaration date for such distribution, then, if such distribution would also trigger a conversion right under Section 16.1(b) or the Debentures are otherwise convertible pursuant to this Article 16, the Company will be required to give notice to the Holders of Debentures at least 20 days prior to the Ex-Dividend Time for the distribution and, upon the giving of notice, the Debentures may be surrendered for conversion at any time thereafter, until the close of business on the Business Day prior to the Ex-Dividend Time or the Company announces that such distribution will not take place. No adjustment to the Conversion Price or the ability of a Holder of a Debenture to convert will be made if the Holder will otherwise participate in such distribution without conversion.

(e)  In case the Company shall, at any time or from time to time while any of the Debentures are outstanding, by dividend or otherwise, distribute to all holders of its shares of Class A Common Stock, cash (excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 16.4 applies or as part of a distribution referred to in Section 16.3(d)), in an aggregate amount that, combined together with:

(1)  the aggregate amount of any other such distributions to all holders of shares of Class A Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 16.3(e) has been made; and

(2)  the aggregate amount of any cash, plus the Fair Market Value, as of the expiration of such tender offer, of any other consideration paid in respect of any tender offer by the Company or any of its Subsidiaries for all or any portion of the shares of Class A Common Stock concluded within the 12 months preceding the date of such distribution, and in respect of which no adjustment pursuant to Section 16.3(f) has been made;

exceeds 10% of the product of the Sale Price of the Class A Common Stock on the Record Date with respect to such distribution, times the number of shares of Class A Common Stock outstanding on such date (such excess over 10%, the “Excess Amount”), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business of such Record Date by a fraction:

(1)  the numerator of which shall be equal to the Current Market Price on the Record Date, less an amount equal to the quotient of (x) the Excess Amount and (y) the number of shares of Class A Common Stock outstanding on the Record Date; and

(2)  the denominator of which shall be equal to the Current Market Price on such date.

However, in the event that the then Fair Market Value (as so determined) of the portion of cash and other securities, if any, so distributed applicable to one share of Class A Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion of a Debenture (or any portion thereof) the amount of cash in the Excess Amount such Holder would have received had such Holder converted such Debenture (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(f)  In case a tender offer made by the Company or any of its Subsidiaries for all or any portion of the shares of Class A Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of shares tendered) of an aggregate consideration having a Fair Market Value (as determined in good faith by the Board of Directors) that combined together with:

(1)  the aggregate amount of the cash, plus the fair market value, as of the expiration of such tender offer, of any other consideration payable in respect of any other tender offers, by the Company or any of its Subsidiaries for all or any portion of the shares of Class A Common Stock expiring within the 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this Section 16.3(f) has been made; and

(2)  the aggregate amount of any distributions to all holders of shares of Class A Common Stock made exclusively in cash within 12 months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 16.3(e) has been made;

exceeds 10% of the product of the Sale Price of the Class A Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender offer (as it may be amended), times the number of shares of Class A Common Stock outstanding (including any tendered shares) on the Expiration Time (such excess, the “Excess Tender Amount”), then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

(1)  the numerator of which shall be the (x) the product of (i) the number of shares of Class A Common Stock outstanding (including any tendered shares) at the Expiration Time and (ii) the Current Market Price of the Class A Common Stock at the Expiration Time, less (y) the Excess Tender Amount; and

(2)  the denominator shall be the product of the number of shares of Class A Common Stock outstanding (including any tendered shares) at the Expiration Time and the Current Market Price of the Class A Common Stock at the Expiration Time.

Such reduction (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all or a portion of such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such (or such portion of the) tender offer had not been made. If the application of this Section 16.3(f) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 16.3(f).

Pursuant to rights issued under any of the Company’s rights plans, if holders of the Debentures exercising the right of conversion attaching after the date the rights separate from the underlying Class A Common Stock are not entitled to receive the rights that would otherwise be attributable to the shares of Class A Common Stock received upon conversion, the Conversion Price will be adjusted as though the rights were being distributed to holders of Class A Common Stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

(g)  For purposes of this Article 16, the following terms shall have the meanings indicated:

“Current Market Price” on any date means the average of the daily Sale Prices per share of Class A Common Stock for the ten consecutive Trading Days immediately prior to such date; provided, however, that if:

(1)  the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 16.3(a), (b), (c), (d), (e), or (f) occurs during such ten consecutive Trading Days, the Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by dividing such Sale Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event;

(2)  the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 16.3(a), (b), (c), (d), (e), or (f) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by dividing such Sale Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event; and

(3)  the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Sale Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 16.3(d), (e) or (f)) of the evidences of Indebtedness, shares of capital stock or assets being distributed applicable to one share of Class A Common Stock as of the close of business on the day before such “ex” date.

For purposes of any computation under Section 16.3(f), if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 16.3(a), (b), (c), (d), (e) or (f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by dividing such Sale Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, when used:

(1)  with respect to any issuance or distribution, means the first date on which the shares of Class A Common Stock trade regular way on the relevant exchange or in the relevant market from which the Sale Price was obtained without the right to receive such issuance or distribution;

(2)  with respect to any subdivision or combination of shares of Class A Common Stock, means the first date on which the shares of Class A Common Stock trade regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

(3)  with respect to any tender or exchange offer, means the first date on which the shares of Class A Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to this Section 16.3, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 16.3 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined in good faith by the Board of Directors, whose good faith determination shall be conclusive).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Class A Common Stock have the right to receive any cash, securities or other property or in which the shares of Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(h)  The Company shall be entitled to make such additional reductions in the Conversion Price, in addition to those required by Sections 16.3(a), (b), (c), (d), (e) and (f), as shall be necessary in order that any dividend or distribution of Class A Common Stock, any subdivision, reclassification or combination of shares of Class A Common Stock or any issuance of rights or warrants referred to above shall not be taxable to the holders of Class A Common Stock for United States Federal income tax purposes.

(i)  To the extent permitted by applicable law, the Company may, from time to time, reduce the Conversion Price by any amount for any period of time, if such period is at least 20 days, the Board of Directors determines that the reduction in the Conversion Price is in the best interest of the Company, and the reduction is irrevocable during the period. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall mail to the Trustee and each Holder at the address of such Holder as it appears in the register of the Debentures maintained by the Registrar, at least 15 days prior to the date the reduced Conversion Price takes effect, a notice of the reduction stating the reduced Conversion Price and the period during which it will be in effect.

(j)  In any case in which this Section 16.3 shall require that any adjustment be made effective as of or retroactively immediately following a Record Date, the Company may elect to defer (but only for five Trading Days following the filing of the statement referred to in Section 16.5) issuing to the Holder of any Debentures converted after such Record Date the shares of Class A Common Stock issuable upon such conversion over and above the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(k)  All calculations under this Section 16.3 shall be made to the nearest cent or one-hundredth of a share, with one-half cent and 0.005 of a share, respectively, being rounded upward. Notwithstanding any other provision of this Section 16.3, the Company shall not be required to make any adjustment of the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of such price. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such price. Any adjustments under this Section 16.3 shall be made successively whenever an event requiring such an adjustment occurs.

(l)  In the event that at any time, as a result of an adjustment made pursuant to this Section 16.3, the Holder of any Debentures thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Class A Company other than shares of Class A Common Stock into which the Debentures originally were convertible, the Conversion Price of such other shares so receivable upon conversion of any such Debenture shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in subparagraphs (a) through (1) of this Section 16.3, and the provision of Sections 16.1, 16.2 and 16.4 through 16.9 with respect to the Class A Common Stock shall apply on like or similar terms to any such other shares and the good faith determination of the Board of Directors as to any such adjustment shall be conclusive.

(m)  No adjustment shall be made pursuant to this Section 16.3(i) if the effect thereof would be to reduce the Conversion Price below the par value (if any) of the Class A Common Stock or (ii) if the Holders of the Debentures may participate in the transaction that would otherwise give rise to an adjustment pursuant to this Section 16.3.

SECTION 16.4. Consolidation or Merger of the Company.

If any of the following events occurs, namely:

(1)  any reclassification or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(2)  any merger, consolidation, statutory share exchange or combination of the Company with another corporation as a result of which holders of Class A Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Class A Common Stock; or

(3)  any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other corporation as a result of which holders of Class A Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Class A Common Stock;

the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that such Debentures shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such Holder would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Debentures been converted into Class A Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of Class A Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance is not the same for each share of Class A Common Stock in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purposes of this Section 16.4, the kind and amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). Such supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 16. If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Debentures as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Article 13 hereof.

The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, in accordance with Section 1.6 of this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The above provisions of this Section 16.4 shall similarly apply to successive reclassifications, changes, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances.

If this Section 16.4 applies to any event or occurrence, Section 16.3 shall not apply.

SECTION 16.5. Notice of Adjustment.

Whenever an adjustment in the Conversion Price with respect to the Debentures is required:

(1)  the Company shall forthwith place on file with the Trustee and any Conversion Agent for such securities a certificate of the Treasurer of the Company, stating the adjusted Conversion Price determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(2)  a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company, to each Holder in the manner provided in Section 1.6 of this Indenture. Any notice so given shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

SECTION 16.6. Notice in Certain Events.

In case:

(1) of a consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or conveyance to another Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act) of all or substantially all of the property and assets of the Company; or

(2) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(3) of any action triggering an adjustment of the Conversion Price referred to in clauses (x) or (y) below;

then, in each case, the Company shall cause to be filed with the Trustee and the Conversion Agent, and shall cause to be given, to the Holders of the Debentures in the manner provided in Section 1.6 of this Indenture, at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants or other securities triggering an adjustment to the Conversion Price pursuant to this Article 16, or, if a record is not to be taken, the date as of which the holders of record of Class A Common Stock entitled to such distribution, rights or warrants or other securities are to be determined, or (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Price pursuant to this Article 16 is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger sale, conveyance, dissolution, liquidation or winding up.

Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in clause (1), (2) or (3) of this Section 16.6.

SECTION 16.7. Company To Reserve Stock: Registration; Listing.

(a)  The Company shall, in accordance with the laws of the Commonwealth of Pennsylvania, at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Class A Common Stock for the purpose of effecting the conversion of the Debentures, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all Debentures then Outstanding into such Class A Common Stock at any time (assuming that, at the time of the computation of such number of shares or securities, all such Debentures would be held by a single Holder); provided, however, that nothing contained herein shall preclude the Company from satisfying its obligations in respect of the conversion of the Debentures by delivery of purchased shares of Class A Common Stock which are then held in the treasury of the Company. The Company covenants that all shares of Class A Common Stock which may be issued upon conversion of Debentures will upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 16.8, taxes with respect to the issue thereof.

(b)  If any shares of Class A Common Stock which would be issuable upon conversion of Debentures hereunder require registration with or approval of any governmental authority before such shares or securities may be issued upon such conversion, the Company will use its commercially reasonable efforts to cause such shares or securities to be duly registered or approved, as the case may be. The Company further covenants that so long as the Class A Common Stock shall be listed on the Nasdaq National Market System, the Company will use its commercially reasonable efforts, if permitted by the rules of such exchange, to list and keep listed all Class A Common Stock issuable upon conversion of the Debentures, and the Company will use its commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon conversion of the Debentures prior to such delivery upon any other national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery.

SECTION 16.8. Taxes on Conversion.

The issue of stock certificates on conversion of Debentures shall be made without charge to the converting Holder for any documentary, stamp or similar issue or transfer taxes in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of Debentures pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or the portion, if any, of the Debentures which are not so converted in a name other than that in which the Debentures so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid.

The Company agrees, and each Holder is deemed to agree, that delivery to such Holder of the full number of Class A Common Stock into which each Debenture is convertible, together with any cash payment of such Holder’s fractional shares or otherwise in accordance with Section 16.13, will be treated as a contingent payment (in an amount equal to the sum of the then Fair Market Value of such Class A Common Stock and such cash payment, if any) on the Debentures for purposes of the Contingent Payment Debt Regulations governing contingent payment debt obligations.

SECTION 16.9. Conversion After Record Date.

Except as provided below, if any Debentures are surrendered for conversion on any day other than an Interest Payment Date, the Holder of such Debentures shall not be entitled to receive any interest that has accrued on such Debentures since the prior Interest Payment Date. By delivery to the Holder of the number of shares of Class A Common Stock or other consideration issuable upon conversion in accordance with this Article 16, any accrued and unpaid interest on such Debentures will be deemed to have been paid in full.

If any Debentures are surrendered for conversion subsequent to the Record Date preceding an Interest Payment Date but prior to such Interest Payment Date, the Holder of such Debentures at the close of business on such Record Date shall receive the interest payable on such Debenture on such Interest Payment Date notwithstanding the conversion thereof. Debentures surrendered for conversion during the period from the close of business on any Record Date preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall (except in the case of Debentures which have been called for redemption on a Redemption Date within such period) be accompanied by payment by Holders, for the account of the Company, in New York Clearing House funds or other funds of an amount equal to the interest payable on such Interest Payment Date on the Debentures being surrendered for conversion. Except as provided in this Section 16.9, no adjustments in respect of payments of interest on Debentures surrendered for conversion or any dividends or distributions or interest on the Class A Common Stock issued upon conversion shall be made upon the conversion of any Debentures.

SECTION 16.10. Company Determination Final.

Any determination that the Company or the Board of Directors must make pursuant to this Article 16 shall be conclusive if made in good faith and in accordance with the provisions of this Article, absent manifest error, and set forth in a Board Resolution.

SECTION 16.11. Responsibility of Trustee for Conversion Provisions.

The Trustee has no duty to determine when an adjustment under this Article 16 should be made, how it should be made or what it should be. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Debentures. The Trustee shall not be responsible for any failure of the Company to comply with this Article 16. Each Conversion Agent other than the Company shall have the same protection under this Section 16.11 as the Trustee.

The rights, privileges, protections, immunities and benefits given to the Trustee under the Indenture including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Paying Agent or Conversion Agent acting hereunder.

SECTION 16.12. Unconditional Right of Holders to Convert.

Notwithstanding any other provision in this Indenture, the Holder of any Debenture shall have the right, which is absolute and unconditional, to convert its Debenture in accordance with this Article 16 and to bring an action for the enforcement of any such right to convert, and such rights shall not be impaired or affected without the consent of such Holder.

SECTION 16.13. Cash Conversion Option.

(a)  If a Holder elects to convert all or any portion of a Debenture into shares of Class A Common Stock as set forth in Section 16.1, the Company may choose to satisfy all or any portion of its conversion obligation (the “Conversion Obligation”) in cash. Upon such election, the Company will notify such Holder through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the Conversion Obligation or as a fixed dollar amount) at any time on or before the date that is two Business Days following receipt of written notice of conversion as specified in Section 16.2 (such period, the “Cash Settlement Notice Period”). If the Company elects to pay cash for any portion of the shares otherwise issuable to the Holder, the Holder may retract the conversion notice at any time during the two Business Day period beginning on the day after the final day of the Cash Settlement Notice Period (a “Conversion Retraction Period”); no such retraction may be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the Business Day following the final day of the 20 Trading Day period beginning on the day after the final day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”). Settlement amounts will be computed as follows:

(i) if the Company elects to satisfy the entire Conversion Obligation in shares of Class A Common Stock, the Company will deliver to such Holder a number of shares equal to (1) the aggregate original principal amount at maturity of the Debentures to be converted divided by 1,000, multiplied by (2) the Conversion Rate;

(ii)  if the Company elects to satisfy the entire Conversion Obligation in cash, the Company will deliver to such Holder cash in an amount equal to the product of:

(1) a number equal to (x) the aggregate original principal amount at maturity of Debentures to be converted divided by 1,000, multiplied by (y) the Conversion Rate, and

(2) the average Sale Price of the Class A Common Stock during the Cash Settlement Averaging Period; and

(iii)  if the Company elects to satisfy a fixed portion (other than 100%) of the Conversion Obligation in cash, the Company will deliver to such Holder such cash amount (“Cash Amount”) and a number of shares equal to the excess, if any, of the number of shares calculated as set forth in clause (i) above over the number of shares equal to the sum, for each day of the Cash Settlement Averaging Period, of (x) the pro rated portion of the Cash Amount for such day divided by (y) the Sale Price of the Class A Common Stock on such day.

Notwithstanding the foregoing, a Debenture in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice exercising such Holder’s option to require the Company to repurchase such Debenture may be converted as described in this Section 16.13 (a) only if such notice of exercise is withdrawn in accordance with the Section 13.4 hereof.

(b)  If a Holder elects to convert all or any portion of a Debenture into shares of Class A Common Stock after the Company has exercised its right to redeem all or any portion of the Debentures pursuant to Section 5 of the Debentures or within 20 days of the Stated Maturity, the Company may choose to satisfy all or any portion of the Conversion Obligation in cash provided the Company notifies such Holder through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the Conversion Obligation or as a fixed dollar amount) at any time on or before the date that is 20 days prior to Stated Maturity or Redemption Date. Settlement amounts will be computed in the same manner as set forth in (a) above except that the “Cash Settlement Averaging Period” shall be the 20 Trading Day period beginning on the day after the Stated Maturity or Redemption Date, as the case may be. Settlement (in cash and/or shares) will occur on the Business Day following the final day of such Cash Settlement Averaging Period.

Section 2.12 Trustee’s Right to Exercise Remedies Against Security.

Notwithstanding anything to the contrary in this Second Supplemental Indenture, upon an Event of Default under their respective indentures, the Trustee under this Second Supplemental Indenture, the trustee under the indenture governing the Company’s Publicly Issued Debentures and the trustee under the indenture governing the Company’s 8.50% Monthly Income Senior Notes due 2018 each have the right to exercise remedies against the Collateral and Additional Collateral for the benefit of the holders of, respectively, these Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018. Any recoveries shall be for the equal and ratable benefit of such holders.

Section 2.13 Trustee to Hold Collateral and Additional Collateral.

The Trustee or the Collateral Agent shall hold any and all Collateral and any Additional Collateral for the purpose of perfecting the security interest of the Holders of the Debentures, the holders of the Company’s 8.50% Monthly Income Senior Notes due 2018 and the holders of the Company’s Publicly Issued Debentures. The Trustee hereby acknowledges, and any Collateral Agent shall similarly acknowledge in any Collateral Agent Agreement, that, to the extent it is holding the Collateral or any Additional Collateral, it is holding the Collateral and any Additional Collateral for the equal and ratable benefit of the Holders of the Debentures, the holders of the Company’s 8.50% Monthly Income Senior Notes due 2018 and the holders of the Company’s Publicly Issued Debentures, that the security interest of each of such series of Securities is subject to the security interest of the other such series of Securities and acknowledges that the Trustee shall act in accordance with the provisions of Section 2.12 of this Second Supplemental Indenture and that each trustee shall have the right to exercise remedies against the Collateral and any Additional Collateral.

Section 2.14 Additional Amounts.

Notwithstanding the provisions of Sections 5.8 and 10.4 of the Original Indenture, or any other provision thereof, the Company shall not be obligated to pay, and a Holder shall have no right to receive, any Additional Amounts with respect to the Debentures.

ARTICLE III

ADDITIONAL COVENANTS

In addition to the covenants and agreements contained in the Original Indenture, the Company covenants and agrees for the benefit of the Holders of the Debentures (all of which covenants and agreements, other than the covenants contained in Sections 3.01, 3.02, 3.04, 3.06 and 3.08, will terminate on July 1, 2009 unless a Default or Event of Default shall have occurred and be continuing) as follows:

Section 3.01 Maintenance of Properties.

The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order, normal wear and tear excepted, and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary of the Company and not disadvantageous in any material respect to the Holders.

Section 3.02 Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or upon the income, profits or property of the Company or any Subsidiary of the Company, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 3.03 Limitation on Liens on Capital Stock of Restricted Subsidiaries.

The Company will not, and it will not permit any Restricted Subsidiary of the Company to, at any time directly or indirectly create, assume, incur or permit to exist any Indebtedness secured by a Lien on the Capital Stock of any Restricted Subsidiary without making effective provision whereby the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 shall be secured by a first Lien on such Capital Stock, which is senior and prior to such Lien securing such other Indebtedness so long as such other Indebtedness shall be secured.

Section 3.04 Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries.

The Company will not issue, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary, except to a Wholly Owned Restricted Subsidiary of the Company, nor will it permit any Restricted Subsidiary to issue (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) any Capital Stock (other than directors’ qualifying shares) of a Restricted Subsidiary if, after giving effect to any such transaction, such Subsidiary would not continue to be a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, (i) the Company may merge or consolidate any Wholly Owned Restricted Subsidiary into or with another Wholly Owned Restricted Subsidiary and (ii) the Company may, subject to the provisions of Section 3.06 of this Second Supplemental Indenture, sell, lease, transfer or otherwise dispose of the entire Capital Stock of a Restricted Subsidiary at one time for cash consideration for at least fair market value consideration, as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and supported by an opinion as to fairness from a financial point of view by an Independent Financial Advisor of recognized standing, so long as (1) the Net Cash Proceeds received by the Company (or its Restricted Subsidiaries, as the case may be) from such issue, sale, lease, transfer or other disposition are applied in accordance with Section 13.2(b) and (2) the Debentures, the Company’s Publicly Issued Debentures and the Company’s 8.50% Monthly Income Senior Notes due 2018 shall thereafter be secured by a first Lien on any Collateral or Additional Collateral, which is senior and prior to any Lien on such Collateral or Additional Collateral securing any other Indebtedness of the Company or any Restricted Subsidiary.

Additionally, the Company covenants to do or cause to be done all things necessary to perfect the first priority security interests in such portion of any additional Capital Stock that may be issued in accordance with this Section in order to maintain the Trustee’s Lien on the appropriate percentage of each Subsidiary’s Capital Stock in accordance with Sections 1.03 and 3.08 of this Indenture. To the extent that the assets which are the subject of any Asset Sale constitute Collateral, all proceeds thereof shall, to the extent permitted by law, be subject to a perfected Lien in favor of the Collateral Agent, and all proceeds constituting cash and Cash Equivalents received from such an Asset Sale shall be deposited in the account under the control of the Collateral Agent established by the Collateral Agent Agreement.

Section 3.05 Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than to the Company or a Restricted Subsidiary);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any Indebtedness convertible into Capital Stock of the Company, excluding any such shares of Capital Stock, warrants, rights or options owned by the Company or any Restricted Subsidiary); or

(c) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity repayment or sinking fund payment, Indebtedness of the Company which is subordinate in right of payment to the Debentures; and

(d) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b),(c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto and to the incurrence of any Indebtedness incurred to finance such Restricted Payment,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) (x) the Ratio Test is not met; (y) the ratio of policyholders’ surplus to ACL RBC for each of the Insurance Subsidiaries for the last reported fiscal quarter is less than 250%; or (z) the ratio of combined policyholders surplus of all of the Insurance Subsidiaries to consolidated long-term Indebtedness of the Company is less than 2.0 to 1.0; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(1) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(2) 100% of the aggregate Net Cash Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(3) without duplication of any amounts included in clause (iii)(1) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Company from a holder of the Company s Capital Stock (excluding, in the case of clauses (iii)(2) and (3), any Net Cash Proceeds from an Equity Offering to the extent used to redeem or purchase the Debentures in compliance with the provisions set forth in Sections 13.1 and 13.2 of the Indenture); plus

(4) 100% of the proceeds of any Indebtedness of the Company or any Restricted Subsidiary incurred after the Issue Date that has been converted into or exchanged for Qualified Capital Stock of the Company; plus

(5) without duplication, the sum of:

a. the aggregate amount returned in cash to the Company on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments and not included in clause (iii)(1) above;

b. the Net Cash Proceeds received by the Company from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

c. upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (a), (b) and (c) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit (provided that with respect to clause (b) or (e) below no Default or Event of Default shall have occurred and be continuing):

(a) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(b) the redemption, repurchase or retirement or other acquisition of any shares of Capital Stock of the Company or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of Net Cash Proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(c) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company which is subordinate in right of payment to the Debentures (“Repurchased Subordinated Indebtedness”) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness, provided, however, that:

(i) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Repurchased Subordinated Indebtedness;

(ii) such Indebtedness has an Average Life at the time it is Incurred that is equal to or greater than the Average Life of the Repurchased Subordinated Indebtedness; and

(iii) such Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance cost) under the Repurchased Subordinated Indebtedness;

(d) the deemed repurchase of Capital Stock of the Company or any Restricted Subsidiary upon the exercise of stock options;

(e) pro rata dividends or other distributions made by a Restricted Subsidiary to minority holders of equity interests in such Restricted Subsidiary; and

(f) other Restricted Payments in an aggregate amount not to exceed ten million dollars ($10,000,000) since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this Section 3.05, amounts expended pursuant to clauses (a), (b)(ii) and (f) shall be included in such calculation.

Under GAAP, Consolidated Net Income is not reduced by unrealized losses or increased by unrealized gains.

Section 3.06 Merger, Consolidation and Sale of Assets.

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, continue in another jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(i) the Company shall be the surviving or continuing corporation; or

(ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations, shall promptly thereafter become a co-issuer of the Debentures pursuant to a supplemental indenture; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Debentures and the performance of every covenant of the Debentures and, the Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall meet the Ratio Test;

(c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including, without limitation, giving effect to any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(d) the Company or the Surviving Entity shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding clause (b) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate or combine with, merge into or transfer all or part of its properties and assets to the Company or another Wholly Owned Restricted Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation, combination or merger or any transfer (other than a lease) of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company hereunder and the Debentures.

Section 3.07 Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under clause (c) of this covenant and (y) Affiliate Transactions on terms that are on the whole no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

(b) All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of five million dollars ($5,000,000) shall be approved by the Board of Directors (and by a majority of the Disinterested Directors) of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than fifteen million dollars ($15,000,000), the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(c) The restrictions set forth in paragraphs (a) and (b) of this Section 3.07 shall not apply to:

(i) reasonable fees, compensation benefits and incentives paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, so long as such transactions are not otherwise prohibited by the Indenture;

(iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement;

(iv) Restricted Payments permitted by Section 3.05 of this Second Supplemental Indenture;

(v) customary stockholders and registration rights agreements among the Company or any Restricted Subsidiary and the stockholders thereof; and

(vi) ordinary course insurance or reinsurance contracts or other agreements with respect to the provision of services (a) requiring approval of any governmental or regulatory insurance agency that are so approved by such agency (and on the terms so approved), or (b) requiring the passage of time to have occurred without disapproval of any governmental or regulatory insurance agency for which the required time has passed (and on the terms presented to such agency).
Section 3.08 Protection of Collateral and the Additional Collateral.

The Company will from time to time execute and deliver all such supplements and amendments hereto and all such filings, financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

(a) maintain and preserve the Lien and security interest (and the priority thereof) granted to the Trustee in the Collateral and the Additional Collateral pursuant to this Indenture or carry out more effectively the purposes hereof;

(b) perfect, publish notice of or protect the validity of any grant of security made or to be made by this Indenture;

(c) enforce the Lien granted to the Trustee in any of the Collateral or the Additional Collateral;

(d) preserve and defend title to the Collateral or the Additional Collateral and the rights of the Trustee, the Collateral Agent and the Holders of the Debentures in the Collateral and the Additional Collateral against the claims of all Persons and parties; and

(e) pay any and all taxes levied or assessed up on all or any part of the Collateral or the Additional Collateral.

The Company hereby authorizes the Trustee to file and designates the Trustee its agent and attorney-in-fact to execute and file any financing statement, continuation statement or other instrument required by the Trustee pursuant to this Section 3.08 of the Indenture.

Section 3.09 The Company to Remain a Holding Company.

During the time any Debentures are Outstanding under this Indenture, the Company shall conduct no activities other than as a holding company.

Section 3.10 Limitation on Incurrence of Additional Indebtedness.

The Company shall not create, incur, assume, guarantee, acquire or become liable for (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness), unless the Ratio Test is met on a pro forma basis for such incurrence or the ratio of consolidated debt to total capitalization of the Company as of the end of the last reported fiscal quarter of the Company, on a pro forma basis giving effect to such incurrence, is less than 35%.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness issued under the Indenture in an aggregate principal amount not to exceed $101,250,000;

(2) other Indebtedness outstanding on the date of issuance of the Debentures;

(3) interest swap obligations; provided, however, that the notional principal amount of such interest swap obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such interest swap obligation relates;

(4) Indebtedness under currency agreements; provided that in the case of currency agreements which relate to Indebtedness, such currency agreements do not increase the Indebtedness of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(5) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Indenture (a “Permitted Lien”), in each case subject to no Lien other than a Permitted Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Indenture and the new debentures and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Permitted Lien owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the Company;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(7) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, letters of credit issued to secure claim obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(8) Indebtedness represented by Capital Lease Obligations and purchase money indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $15,000,000 at any one time outstanding (which may not be secured by Liens on the Collateral or the Additional Collateral);

(9) Refinancing Indebtedness (defined below);

(10) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; and

(11) Indebtedness of the Company to the extent the proceeds are used to pay interest on the Debentures substantially concurrently with the incurrence thereof.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above, the Company may, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant.

“Refinancing Indebtedness” means any refinancing of indebtedness incurred in accordance with this covenant, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by such Person in connection with such refinancing); or

(2) create Indebtedness with: (a) an Average Life that is less than the Average Life of the Indebtedness being refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced; provided that if such Indebtedness being refinanced is subordinated or junior to the new debentures, then such Refinancing Indebtedness shall be subordinated or junior to the new debentures at least to the same extent and in the same manner as the Indebtedness being refinanced.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01 Recitals by Company.

The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Debentures and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 4.02 Ratification and Incorporation of Original Indenture.

As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.03 Executed in Counterparts.

This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

PMA CAPITAL CORPORATION

By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Michael M. Hopkins
Michael M. Hopkins
Vice President

EXHIBIT A

THIS DEBENTURE Form of 6.50% Senior Secured Convertible Debenture due September 30, 2022

[The following legends apply only if the Debenture is a global Security:

IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBENTURE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A DEBENTURE REGISTERED, AND NO TRANSFER OF THIS DEBENTURE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND SUCH CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FOR PURPOSES OF SECTION 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THIS DEBENTURE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE DATE IS NOVEMBER 15, 2004 AND THE YIELD TO MATURITY FOR PURPOSES OF ACCRUING ORIGINAL ISSUE DISCOUNT IS 6.50% PER ANNUM.

[Include only for Debentures that are Restricted Securities]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT ("RULE 144A")); (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY OR ANY COMMON

STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THIS SECURITY UNDER RULE 144(k) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION), ONLY (A) TO PMA CAPITAL CORPORATION (THE "ISSUER"), (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER), (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, IN COMPLIANCE WITH RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE 2(B) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).

PMA CAPITAL CORPORATION

6.50% Senior Secured Convertible Debenture due September 30, 2022

No. 1	CUSIP: 693419 AE3
Issue Date: November 15, 2004	Principal Amount: $ ______

PMA CAPITAL CORPORATION, a Pennsylvania corporation, promises to pay to _____________ or registered assigns, the principal amount of              Dollars ($            ) on September 30, 2022.

Interest Payment Dates: March 30 and September 30, commencing March 30, 2005.

Record Dates: March 15 and September 15.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse side of this Debenture, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, PMA Capital Corporation has caused this instrument to be duly executed under its corporate seal.

Dated: ______________________	PMA CAPITAL CORPORATION
By:
Name:
Title:

Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF GLOBAL SECURITY]

6.50% Senior Secured Convertible Debenture due September 30, 2022

This Debenture is one of a duly authorized issue of 6.50% Senior Secured Convertible Debentures due September 30, 2022 (the “Debentures”) of PMA Capital Corporation, a Pennsylvania corporation (including any successor corporation under the Indenture hereinafter referred to, the “Company”) issued under an Indenture, dated as of November 15, 2004 (the “Original Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 15, 2004 (the “Second Supplemental Indenture”, and together with the Original Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debentures issued thereunder and of the terms upon which said Debentures are, and are to be, authenticated and delivered. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Debenture and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

The Debenture is subject to certain restrictions on its transfer as more fully described in the Second Supplemental Indenture. The Holders of the Debentures also have certain registration rights pursuant to the Registration Rights Agreement between the Company and Banc of America Securities LLC as Initial Purchaser, dated as of November 15, 2004.

1. Interest.

General. The Company promises to pay interest on the principal amount of the Debentures at the interest rate specified herein from the date of issuance until repayment in full at September 30, 2022, conversion, redemption or purchase. The Company will pay interest on this Debenture semi-annually in arrears on March 30 and September 30 of each year (each, an “Interest Payment Date”), commencing March 30, 2005. The Company will pay interest in cash.

(a) The Debentures shall bear interest from the Issue Date until the principal amount thereof is paid or made available for payment, or until such date on which the Debentures are converted, redeemed or purchased as provided herein at a rate of 6.50% per annum.

(b) Interest on the Debentures shall be computed on the basis of a 360-day year of twelve 30-day months and, for such periods of less than a month, the actual number of days elapsed over a 30-day month. Holders are not entitled to receive contingent interest.

(c) If this Debenture is redeemed or the Holder elects to require the Company to purchase this Debenture pursuant to Section 7 of this Debenture, on a date that is after the Regular Record Date and on or prior to the corresponding Interest Payment Date, interest, if any, accrued and unpaid hereon to but not including the applicable Redemption Date, Purchase Date or Change of Control Purchase Date as the case may be will be paid to the Holder of record on the Regular Record Day.

Interest on Debentures converted after a Regular Record Date but prior to the corresponding Interest Payment Date will be paid to the Holder of the Debentures on the record date but, all Holders agree, by their acceptance of a Debenture that upon conversion, the Holder must pay the Company the interest, which has accrued and will be paid on such Interest Payment Date. No such payment need be made with respect to Debentures which will be redeemed after a Regular Record Date but prior to the corresponding Interest Payment Date.

If the principal amount hereof or any portion of such principal amount or any interest, if any, on any Debenture is not paid when due (whether upon acceleration pursuant to Section 5.2 of the Indenture or on the Stated Maturity or on the Redemption Date, Purchase Date, Change of Control Purchase Date or Asset Sale Purchase Date), then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the applicable interest rate, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

2. Method of Payment.

Except as provided below, interest will be paid (i) on a global Debenture to the Depositary in immediately available funds, (ii) on any definitive Debentures having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of such Debentures; and (iii) on any definitive Debentures having an aggregate principal amount of more than $5,000,000, by wire transfer in immediately available funds at the election of the Holders of such Debentures.

At Stated Maturity the Company will pay interest on (i) definitive Debentures at the Company’s office or agency in New York City, which initially will be the Place of Payment as provided in Section 10.2 of the Indenture and (ii) on global Debentures to the Depositary in immediately available funds.

Principal (i) on definitive Debentures will be payable, upon Stated Maturity or when due, in immediately available funds at the office or agency of the Company in New York City, which, initially will be the Place of Payment as provided in Section 10.2 of the Indenture and (ii) on global Debentures to the Depositary in immediately available funds.

Subject to the terms and conditions of the Indenture, the Place of Payment for the Debentures and the place or places where the Debentures may be surrendered for registration of transfer, exchange, repurchase, redemption or conversion and where notices may be given to the Company in respect of the Debentures is at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose. Payment of principal and interest on the Debentures will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Conversion Agent and Security Registrar.

Initially, the Trustee will act as Paying Agent, Conversion Agent and Security Registrar with respect to the Debentures. The Company may appoint and change any Paying Agent, Conversion Agent or Security Registrar without notice, other than notice to the Trustee. The Company may have one or more additional paying agents and one or more additional conversion agents. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Security Registrar.

4. Indenture and Security for the Debentures.

The Debentures are issued under the Indenture. The Company is limited in the amount of indebtedness it can issue under the Indenture to $101,250,000. The Debentures are general obligations of the Company limited to $15,000,000 aggregate principal amount. The Second Supplemental Indenture limits Liens on the Capital Stock of Restricted Subsidiaries (as defined therein) and limits the amount of Indebtedness that the Company can issue. The Debentures, along with certain other securities of the Company, are secured by certain shares of the Capital Stock of certain of the Company’s operating Subsidiaries, as set forth in the Indenture. The security will be automatically released under certain circumstances set forth in the Indenture. The Collateral and any Additional Collateral will be held by a Collateral Agent under the terms of a Collateral Agent Agreement.

5. Redemption.

(a) At the Option of the Company. At any time from October 1, 2008, the Company, at its option, may redeem in principal amounts of $1,000 or integral multiples of $1,000 the Debentures for cash as a whole, or from time to time in part, at a Redemption Price of 114% of the principal amount of the Debentures, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

(b) Mandatory Redemption with Extraordinary Dividends. From January 1, 2006 to December 31, 2006, in the event the Company receives any Extraordinary Dividends from any of its subsidiaries, the Company shall redeem the Debentures and certain other securities issued under the Original Indenture pro rata in principal amounts of $1,000 or integral multiples of $1,000 with 50% of the amount of such dividends for cash at a Redemption Price of 110% of the principal amount of the Debentures plus accrued and unpaid interest, if any, to the Redemption Date. The aggregate principal amount of Debentures plus any other securities issued under the Indenture to be redeemed in this instance shall not exceed $35,000,000.

Debentures or portions thereof to be redeemed as of a Redemption Date will be convertible by the Holders of such Debentures until the close of business on the second Business Day prior to the Redemption Date.

6. Premium Payable in Stock at Option of Holder.

Subject to the terms of the Indenture, in connection with any premium payable to a holder of the Debentures in connection with redemptions pursuant to Section 5 above and repurchases pursuant to Section 7 below, which, in each case, are as a result of an event or action which occurs on or prior to June 30, 2009, each holder will have the option to elect to receive such premium in shares of Applicable Stock. For the purposes of calculating the number of shares issuable to any Holder of the Debentures who elects to exercise such option, the shares of Applicable Stock will be valued at $8.00 per share subject to adjustment as set forth in the Indenture. The Company shall notify the Trustee and the Holders of any premium in accordance with the terms of the Indenture.

7. (a) Repurchase By the Company at the Option of the Holder.

Subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase, at the option of the Holder, all or any portion of the Debentures held by such Holder on June 30, 2009 in integral multiples of $1,000 at a Purchase Price of 114% of the principal amount of the Debentures to be repurchased, plus accrued and unpaid interest, if any, on such Debentures on the Purchase Date. To exercise such right, a Holder shall deliver to the Company a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the third Business Day prior to such Purchase Date, and shall deliver the Debentures to the Paying Agent as set forth in the Indenture.

(b) Purchase of Debentures at Option of the Holder upon Change of Control.

Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Debentures held by such Holder within 30 days after delivery of the Change of Control Purchase Notice for a Change of Control Purchase Price equal to the price payable as set forth below plus accrued and unpaid interest, if any, of such Debenture on the Change of Control Purchase Date. The Change of Control Purchase Price shall be paid in cash.
Purchase Date	Purchase Price as % of Principal
From the date of issuance to and including September 30, 2005	101%
From October 1, 2005 to and including September 30, 2006	103%
From October 1, 2006 to and including September 30, 2007	106%
From October 1, 2007 to and including September 30, 2008	110%
From October 1, 2008 to and including June 30, 2009	114%
From July 1, 2009 to and including September 30, 2022	101%

(c) Purchase of Debentures at Option of Holder Upon an Asset Sale.

Subject to the terms and the conditions of the Indenture, the Company shall become obligated to purchase out of the Net Cash Proceeds (as defined in the Indenture) of such sale, at the option of the Holder, all or any portion of the Debentures held by such Holder within 20 Business Days after delivery of the Asset Sale Purchase Notice for an Asset Sale Purchase Price equal to the Redemption Price payable as set forth below plus accrued and unpaid interest, if any, of such Debentures on the Asset Sale Purchase Date. The Asset Sale Purchase Price shall be paid in cash.

Purchase Date	Purchase Price as % of Principal
From the date of issuance to and including September 30, 2005	101%
From October 1, 2005 to and including September 30, 2006	103%
From October 1, 2006 to and including September 30, 2007	106%
From October 1, 2007 to and including September 30, 2008	110%
From October 1, 2008 to and including June 30, 2009	114%
From July 1, 2009 to and including September 30, 2022	100%

(d) Certain Procedures.

Holders have the right to withdraw any Purchase Notice or Change of Control or Asset Sale Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash, or Applicable Stock with respect to any applicable premium, sufficient to pay the Purchase Price or Change of Control or Asset Sale Purchase Price, as the case may be, of all Debentures or portions thereof to be purchased as of the Purchase Date or the Change of Control or Asset Sale Purchase Date, as the case may be, is deposited with the Paying Agent, on the Business Day following the Purchase Date or the Change of Control or Asset Sale Purchase Date, interest will cease to accrue on such Debentures (or portions thereof) immediately after such Purchase Date or Change of Control or Asset Sale Purchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Purchase Price or Change of Control or Asset Sale Purchase Price upon surrender of such Debenture.

8. Notice of Redemption, Change of Control Purchase or Asset Sale Purchase.

The Company shall notify the Trustee and the Holders by mail of any redemption under clause 5(a) above at least 30 but not more than 60 days prior to any redemption and under clause 5(b) above no later than five (5) days after the receipt of an Extraordinary Dividend and at least 20 Business Days but no more than 45 Business Days prior to any redemption, which notice will specify the amount of the Extraordinary Dividend and the Redemption Date. Notice of a Change of Control or of an Asset Sale pursuant to Section 7 of this Debenture will be mailed no later than 30 days after the occurrence of a Change of Control or five (5) days after the occurrence of an Asset Sale, as applicable, to the Trustee and the Holders, each notice will contain certain information required by the Indenture. If money sufficient to pay the Redemption, Change of Control or Asset Sale Purchase Price of all Debentures (or portions thereof) to be redeemed on the Redemption Date, Change of Control Purchase Date or Asset Sale Purchase Date is deposited with the Paying Agent prior to or on the Redemption Date, or in the case of a Change of Control Purchase Date or Asset Sale Purchase Date immediately after such Change of Control Purchase Date or Asset Sale Purchase Date, interest ceases to accrue on such Debentures or portions thereof. Debentures in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

9. Conversion.

Subject to and in compliance with the provisions of the Indenture, a Holder is entitled, at such Holder’s option, to convert the Holder’s Debenture (or any portion of the principal amount thereof that is $1,000 or an integral multiple $1,000), into fully paid and nonassessable shares of Class A Common Stock at the Conversion Rate in effect at the time of conversion.

The Company will notify Holders of any event triggering the right to convert the Debentures as specified above in accordance with the Indenture.

A Debenture in respect of which a Holder has delivered a Purchase Notice or Change of Control Purchase Notice, as the case may be, exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such Purchase Notice or Change of Control Purchase Notice, as the case may be, is withdrawn in accordance with the terms of the Indenture.

The initial Conversion Price is $16.368 subject to adjustment in certain events described in the Indenture.

The Conversion Rate, at any time, shall equal (A) $1,000 divided by (B) the Conversion Price at such time, rounded to four (4) decimal places (rounded up if the fifth decimal place thereof is five (5) or more and otherwise rounded down).

To surrender a Debenture for conversion, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Debenture to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents and (4) pay any transfer or similar tax, if required pursuant to the Indenture.

No fractional shares of Class A Common Stock shall be issued upon conversion of any Debenture. Instead of any fractional share of Class A Common Stock that would otherwise be issued upon conversion of such Debenture, the Company shall pay a cash adjustment as provided in the Indenture.

No payment or adjustment will be made for dividends on the shares of Class A Common Stock, except as provided in the Indenture.

On conversion of a Debenture, accrued interest with respect to the converted Debenture shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Class A Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Debenture being converted pursuant to the terms hereof.

Upon conversion, the Company may choose to deliver, in lieu of Class A Common Stock, cash or a combination of cash and Class A Common Stock in accordance with the Indenture.

If the Company (i) is a party to a consolidation, merger or statutory share exchange (ii) reclassifies the Class A Common Stock or (iii) conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the right to convert a Debenture into shares of Class A Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or such other Person, in each case in accordance with the Indenture.

10. Denominations; Transfer; Exchange.

The Debentures are in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Debentures in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law as permitted by the Indenture. The Security Registrar need not transfer or exchange any Debentures selected for redemption (except, in the case of a Debenture to be redeemed in part, the portion of the Debenture not to be redeemed) or any Debentures in respect of which a Purchase Notice or Change of Control Purchase Notice has been given and not withdrawn (except, in the case of a Debenture to be purchased in part, the portion of the Debenture not to be purchased) or any Debentures for a period of 15 days before the mailing of a notice of redemption of Debentures to be redeemed.

11. Persons Deemed Owners.

The registered Holder of this Debenture may be treated as the owner of this Debenture for all purposes.

12. Unclaimed Money or Debentures.

The Trustee, the Paying Agent and the Conversion Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Debentures that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

13. Amendment; Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the securities of the Debentures. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, on behalf of the Holders of all outstanding Debentures, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures to waive on behalf of all of the Holders of Debentures certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holders of the Debentures and upon all future Holders of the Debentures and of any Debenture issued upon the registration of transfer hereof or in exchange for this Debenture or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture (or in the case of redemption, to receive the Redemption Price and accrued interest on the Redemption Date, or in the case of a repurchase, to receive the Purchase Price and accrued interest on the Purchase Date, or in the case of a Change of Control or Asset Sale, to receive the Change of Control or Asset Sale Purchase Price and accrued interest on the Change of Control or Asset Sale Purchase Date) at the time, place, and rate, and in the coin or currency, herein prescribed.

14. Defaults and Remedies.

If any Event of Default with respect to Debentures shall occur and be continuing, the principal of all the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

15. Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Debentures and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16. Calculations in Respect of Debentures.

The Company or its agents will be responsible for making all calculations called for under the Debentures, including, but not limited to, determination of the Market Price, the market price of the Class A Common Stock, the Current Market Price and the amounts of interest, if any, on the Debentures. Any calculations made in good faith and without manifest error will be final and binding on Holders of the Debentures. The Company or its agents will be required to deliver to the Trustee a schedule of its calculations and the Trustee will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

17. No Recourse Against Others.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Debenture, or for any claim based thereon, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued therein are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Company, or any of them, because of the creation of the indebtedness hereby authorized; and that any and all such personal liability, and any and all such rights and claims, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of such Security.

18. Authentication.

This Debenture shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Debenture.

19. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. GOVERNING LAW.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS DEBENTURE.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Debenture. Requests may be made to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, Pennsylvania 19422
Attention: Investor Relations Department

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Debenture, fill in the form below:	To convert this Debenture into Class A Common Stock of the Company, check the box [ ]
I or we assign and transfer this Debenture to
To convert only part of this Debenture, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):
(Insert assignee’s soc. sec. or tax ID no.)
If you want the stock certificate made out in another person’s name fill in the form below:

(Print or type assignee’s name, address and zip code)	(Insert the other person’s soc. sec. or tax ID no.)
and irrevocably appoint
__________________________ agent to transfer this Debenture on the books of the Company. The agent may substitute another to act for him.
(Print or type other person’s name, address and zip code)

Date: _________________________	Your Signature:	__________________________

(Sign exactly as your name appears on the other side of this Debenture)

Signature Guaranteed
Participant in a Recognized Signature Guarantee Medallion Program
By: __________________________________
Authorized Signatory